As filed with the Securities and Exchange Commission on March 17, 2005

Registration No. 333–

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NORTHSIDE BANCSHARES, INC.

(Name of Small Business Issuer in its Charter)

Georgia	6021	31-1840578
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7441 Adairsville Highway
Adairsville, Georgia 30103
(770) 773-7300

(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Gregory F. Patton
7441 Adairsville Highway
Adairsville, Georgia 30103
(770) 773-7300
(Name, Address, and Telephone Number of Agent for Service)

Copy to:

Thomas O. Powell, Esq.
Troutman Sanders LLP
600 Peachtree Street, N.E., Suite 5200
Atlanta, Georgia 30308-2216
Phone (404) 885-3294

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Be Registered	Unit	Price	Registration Fee
Common stock, $1.00 par value per share	1,500,000 shares	$10.00	$15,000,000	$1,765.50
Warrants to purchase common stock	360,000(1)	N/A(1)	N/A(1)	N/A (1)
Common stock, $1.00 par value per share issuable upon exercise of the warrants	360,000(2)	$10.00(3)	$3,600,000(4)	$423.72

(1)	Because no separate consideration will be paid for the warrants, the registration fee is included in the fee for the common stock.

(2)	In the event of a stock split, stock dividend or similar transaction involving Registrant’s common stock, in order to prevent dilution, the number of shares will be automatically increased to cover the additional shares in accordance with rule 416(a) under the Securities Act of 1933, as amended (the“Securities Act”).

(3)	Represents the exercise price per share for each warrant.

(4)	Calculated in accordance with Rule 457(i) under the Securities Act, as amended.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUMMARY
RISK FACTORS
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
TERMS OF THE OFFERING
PLAN OF DISTRIBUTION
USE OF PROCEEDS
CAPITALIZATION
DIVIDENDS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATIONS
OUR PROPOSED BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK OF NORTHSIDE BANCSHARES
IMPORTANT PROVISIONS OF NORTHSIDE BANCSHARES’ ARTICLES OF INCORPORATION AND BYLAWS
SUPERVISION AND REGULATION
LEGAL MATTERS
EXPERTS
REPORTS TO SHAREHOLDERS
ADDITIONAL INFORMATION
Index to Financial Statements
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Balance Sheet
Statement of Operations
Statement of Changes in Stockholder’s Deficit
Statement of Cash Flows
Notes to Financial Statements
APPENDIX “A”
PART II
Item 24. Indemnification of Directors and Officers.
Item 25. Other Expenses Of Issuance And Distribution.
Item 26. Recent Sales of Unregistered Securities.
Item 27. Exhibits.
Item 28. Undertakings.
SIGNATURES
EXHIBIT INDEX
EX-3.1 ARTICLES OF INCORPORATION
EX-3.2 BYLAWS OF NORTHSIDE BANCSHARES, INC.
EX-4.1 SPECIMEN COMMON STOCK CERTIFICATE
EX-5.1 LEGAL OPINION OF TROUTMAN SANDERS LLP
EX-10.1 EMPLOYMENT AGREEMENT DATED NOVEMBER 15, 2004
EX-10.2 ORGANIZING LINE OF CREDIT, DATED 9/1/2005
EX-10.3 2005 STOCK OPTION PLAN
EX-10.3.1 FORM OF INCENTIVE OPTION AGREEMENT
EX-10.3.2 FORM OF NON-QUALIFIED OPTION AGREEMENT
EX-10.5 FORM OF ORGANIZER WARRANT AGREEMENT
EX-23.1 CONSENT OF PORTER KEADLE MOORE, LLP

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion; Dated March 17, 2005

1,500,000 Shares

NORTHSIDE BANCSHARES INC.
A Proposed Bank Holding Company for

[NORTHSIDE BANK LOGO]

(In Organization)

Common Stock
$10.00 per share

     We are conducting this initial public offering of common stock to raise capital to form Northside Bank, a Georgia state bank in organization in Adairsville, Bartow County, Georgia with a branch location to be located in Cartersville, Bartow County, Georgia. Northside Bancshares, Inc., a development stage company, will be the holding company and sole shareholder of Northside Bank after it is organized. We have yet to commence our proposed business operations. We are offering a minimum of 1,060,000 and a maximum of 1,500,000 shares at a price of $10.00 per share. Our organizers and directors, anticipate purchasing approximately 360,000 shares in the offering (95,000 of these shares will be issued to our proposed Chairman, Mr. Orlando Wilson, in exchange for the land on which we expect to construct our Adairsville banking facility), although they reserve the right to purchase additional share, of necessary, in order for us to satisfy the minimum offering condition. In recognition of their service and the financial risk they have undertaken, we are also offering our organizers and directors 360,000 warrants to purchase shares of our common stock. The warrants will have an exercise price of $10.00 per share, will vest immediately and will be exercisable in equal annual increments of 33.3% beginning on the first anniversary of the date Northside Bank opens for business.

     Our officers and directors will be marketing our common stock on a best efforts basis and will not receive any commissions for sales they make. Because this is a best efforts offering, there is no guarantee that the required minimum number of 1,060,000 shares will be sold. You must purchase a minimum of 500 shares. Shares sold in this offering will not be listed on Nasdaq or any national securities exchange. The common stock is a new issue of securities for which there is currently no public market. We do not believe that an active trading market will develop for the common stock after this offering. As a result, you may be unable to resell your shares of common stock or you may only be able to sell them at a substantial discount.

     This offering is scheduled to end on ________ __, 2005, but we may extend it without notice to subscribers until ________ __, 2005, at the latest. We will deposit all subscription funds in an interest-bearing escrow account with an independent escrow agent until we have received subscriptions for 1,060,000 shares. If we do not receive subscriptions for 1,060,000 shares by ________ __, 2005, we will terminate this offering and promptly return all funds to subscribers, with interest. We reserve the right to reject all or part of any subscription for any reason.

     An investment in our common stock involves risks. You should not invest in this offering unless you can afford to lose all of your investment. We have described what we believe are the material risks of this investment under the heading “Risk Factors” beginning on page 7.

		Minimum	Maximum
	Per Share	Offering	Offering
Public offering price	$10.00	$10,600,000	$15,000,000
Underwriting discounts and commissions	None	None	None
Proceeds to Northside Bancshares before expenses	$10.00	$10,600,000	$15,000,000

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The shares of our common stock and the warrants offered are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

The date of this prospectus is __________ __, 2005

SUMMARY

     This summary provides a brief overview of the key aspects of this offering. Accordingly, this summary does not contain all of the information contained in this prospectus. To fully understand this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.

General

     Northside Bancshares, Inc. is a Georgia corporation that was incorporated on January 6, 2005 to organize and serve as the holding company for Northside Bank, a Georgia state bank in organization in Adairsville, Bartow County, Georgia with a branch office to be located in Cartersville, Bartow County, Georgia. Northside Bank will operate as a community bank emphasizing prompt, personalized customer service to the individuals and businesses located in Bartow County, Georgia. Our executive offices are located at 7441 Adairsville Hwy, Adairsville, Ga. 30103. Our telephone number is (770) 773-7300.

     On December 23, 2004, we filed an application with the Georgia Department of Banking and Finance, which we refer to herein as the Georgia Department, to organize Northside Bank as a state bank in Bartow County. We are awaiting preliminary approval of Northside Bank’s charter application. In order to receive final approval of our application to organize Northside Bank, we will be required to raise a minimum of $10,600,000 in capital and implement appropriate banking policies and procedures. We are also awaiting conditional approval of our application for deposit insurance from the Federal Deposit Insurance Corporation, or FDIC, and will file an application with the Board of Governors of the Federal Reserve System and the Georgia Department to become a bank holding company and to acquire all of the capital stock of Northside Bank following receipt of the FDIC’s conditional approval. After receiving all regulatory approvals, we anticipate beginning operations in June 2005.

Why We Are Organizing a New Bank in Bartow County

     We believe the Bartow County market presents a growing and diversified economic environment that will support the formation of Northside Bank. Over the last decade, Bartow County has experienced rapid growth. According to the Bartow County Census Bureau, the population of Bartow County in 2003 was estimated at 84,730. Bartow County is the 26th largest of Georgia’s 159 counties. Bartow County’s population is expected to grow over the next several years, with an estimated population of 104,071 by 2010 which is an estimated growth rate of 3.7%. In addition, Bartow County has a growing and diverse economy, featuring professional, business, health and educational services, and retail trade. Bartow County is located approximately sixty miles from both Atlanta and Chattanooga. As of June 30, 2004, Bartow County had a deposit base of approximately $923,321,000 which ranks 25th in terms of total deposits by county in Georgia. Deposits in Bartow County increased 8.1% between June 2002 and June 2003.

     In addition to Bartow County’s anticipated growth and diverse economy, we believe that consolidation within the financial services industry may further enhance our opportunity to establish a banking presence in the Bartow County market. Over the last decade, a number of large national and regional banks have entered or expanded into Adairsville and Cartersville through the acquisition of smaller community banks. As a result, as of June 30, 2004, the large national and regional banks now operating in Bartow County held approximately 48.4% of the deposits in Bartow County. These large national and regional banks include Bank of America, Branch Banking and Trust Co., National Bank of Commerce, Regions Bank, Wachovia Bank and SunTrust Bank.

     Gordon County which is 10 miles from the expected location of our main office building had an estimated population in 2003 of 47,777, ranking Gordon County 38th of Georgia’s 159 counties in terms of population. Gordon County’s population is expected to grow to 54,259 by 2010 according to the U.S. Census Bureau. As of June 30, 2004, Gordon County has a deposit base of approximately $564 million which ranks 42nd in terms of total deposits by county in Georgia. We believe that because of the proximity of Gordon County to our Adairsville facility many of our customers will be residents of or businesses located in Gordon County. Accordingly, our primary market area will also include Gordon County.

     As of June 30, 2004, the large national and regional banks now operating in Gordon County held over 80% of the deposits in Gordon County. These large national and regional banks include: Georgia Bank & Trust, Branch Banking and Trust Co., North Georgia National Bank, AmSouth Bank and Wachovia Bank, N.A.

     Acquisitions of community banks by large national and regional banks often result in the dissolution of local boards of directors and in significant turnover in management and customer service personnel who possess extensive banking experience and strong ties to the local community. Accordingly, we intend to hire experienced and talented individuals who will complement the community banking experience of our chief executive officer. Bank mergers and acquisitions also necessitate the consolidation of data processing systems which often create disruptions in customer service. As a locally-owned community bank based in Bartow County, we will offer convenient service, local decision-making and competitive loans. Additionally, by focusing our operations on the communities we serve, we believe that we will be able to respond to changes in our market more quickly than large institutions.

Our Organizers and Management

     Northside Bank was organized by 12 local business and community leaders. Our organizers, along with Gregory Patton, our chief executive officer will serve as the directors of Northside Bancshares and will, upon approval of the Georgia Department, serve as the initial directors of Northside Bank. Our organizers and directors intend to utilize their diverse backgrounds and their local business relationships to attract customers from all segments of the community. Our organizers and directors are:

•	Paul D. Beckham

•	Glenn N. Burns

•	Eldon P. Carman

•	Robert J. Cox

•	Sandra G. Doyle

•	William B. Hix

•	J. Wayne Lester

•	Gregory F. Patton

•	Charles Shultz

•	William P. Smith

•	George Shropshire

•	Orlando Wilson

•	Marvin Taylor

     In addition, we expect our senior management team to include individuals with significant experience in the banking industry in Georgia. We have hired Mr. Gregory F. Patton to serve as the president and chief executive officer of Northside Bancshares and Northside Bank and Mr. Barry Adcock to serve as the Chief Financial Officer of Northside Bancshares and Northside Bank. Mr. Patton and Mr. Adcock have 26 years and 12 years of banking experience, respectively.

Products and Services

     We plan to offer quality products and personalized services while providing our customers with the financial sophistication and array of products typically offered by a larger bank. Our lending services will include real estate-related loans, commercial loans to small-to medium-sized businesses and professional concerns and consumer loans to individuals. Our current working capital and our ability to generate, maintain and increase our deposits will be our primary source of funding for such loans. We will offer a broad range of competitively priced deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit and individual retirement accounts. To complement our lending and deposit services, we intend to also provide overdraft protection, direct deposit, wire transfers, night depository, credit cards, safe-deposit boxes, travelers checks, debit cards and automatic drafts. We intend to offer our services through a variety of channels, including automated teller machines, telephone banking and, in the future, additional branch offices and internet banking with corporate cash management services.

Philosophy and Strategy

     Initially, our business strategy will be carried out through the operations and growth of Northside Bank. At the bank level, our management philosophy will be to deliver exceptional customer service through experienced personnel who understand and care about the banking needs of our customers. We believe that this philosophy will distinguish Northside Bank from its competitors and will enable us to be successful.

     To carry out our philosophy, our business strategy will involve:

•	hiring and retaining experienced and qualified banking personnel, preferably with established client relationships;

•	cross-training our staff to answer questions about our products and services so that each employee can not only resolve banking-related customer questions, but also can suggest product services that may be of interest to our customers;

•	capitalizing on our organizers’ diverse community involvement and business experience;

•	implementing a comprehensive and on-going basis an active call program involving all of our directors and officers;

•	providing individualized attention with local decision-making authority;

•	implementing an aggressive marketing program;

•	positioning our main office facility to provide convenience, access to our targeted markets and demonstrate our local commitment;

•	utilizing sophisticated financial services technology and strategic outsourcing to provide an array of banking products and services; and

•	establishing a community identity by positioning ourselves as a locally-owned bank that is responsive to the banking needs of Bartow County and Gordon County.

The Offering

Common Stock Offered	Minimum – 1,060,000 shares
Maximum – 1,500,000 shares

Common Stock to be
Outstanding After the Offering	Minimum – 1,060,000 shares
Maximum – 1,500,000 shares

These totals do not include up to 360,000 shares of our common stock issuable upon the exercise of common stock purchase warrants to be issued to our organizers and up to 225,000 shares of common stock that we may issue to our executive officers pursuant to our stock option plan.

Offering Price Per Share	$10.00

Plan of Distribution	Shares of our common stock will be sold on a best efforts basis by our officers and directors who will receive no commissions for any sales they make. See “Plan of Distribution” on page 16.

Use of Proceeds	We will use the net proceeds of the offering as follows:

• approximately $500,000 to repay our
organizing line of credit for monies advanced for
pre-opening expenses;

• $10 million to capitalize Northside Bank; and

• all remaining amounts to provide working
capital for Northside Bancshares.

See “Use of Proceeds” on page 17.

Northside Bank will use the $10 million it receives from Northside Bancshares as follows:

• approximately $895,050 to pay salaries and
benefits to Northside Bank employees during our
first 12 months of operations;

• approximately $246,500 to pay general
administrative expenses;

• approximately $2,226,000 to purchase,
construct, furnish, equip and occupy our initial
main office facility in Adairsville, Georgia
and to furnish, equip and occupy our branch
office in Cartersville, Georgia; and

• approximately $6,632,450 to provide working
capital to operate, including making loans and
other investments.

For estimated amounts for each of these projected uses, see “Use of Proceeds” on page 17.

Offering Conditions	We must satisfy the following conditions to complete our offering:

	•	at least $10,600,000 must be deposited with
our escrow agent, Nexity Bank.

	•	the Georgia Department must preliminarily
approve Northside Bank’s charter application;

	•	the FDIC must approve Northside Bank’s
deposit insurance application;

	•	the Federal Reserve and Georgia Department
must approve Northside Bancshares’ application to
become a bank holding company; and

	•	Northside Bancshares must not have canceled
this offering before funds are withdrawn from the
escrow account.

See “Terms of the Offering – Conditions of the Offering” on page 13.

Escrow Arrangements	Until we have satisfied all offering conditions, we will place all subscription funds in an escrow account with Nexity Bank. If we do not meet all of the offering conditions by _______ __, 2005, and we do not elect to extend the offering, we will return to all subscribers their funds placed in the escrow account, with interest. Prior to the release of the funds, the escrow agent will invest the funds in interest-bearing bank accounts.

Once we have satisfied all of the offering conditions, the escrow agent will release all subscription funds to us. Any funds received after that time will not be placed in an escrow account, but will be immediately available funds of Northside Bancshares. At that point, all subscribers may lose all or a portion of their investment. For example, if Northside Bank does not receive final regulatory approval to open, we will seek shareholder approval to dissolve and liquidate. Upon liquidation, we will promptly return to shareholders all funds, less all expenses incurred by us, including our offering, pre-opening and organizing expenses. See “Terms of the Offering – Escrow of Subscription Funds” on page 14.

Ownership by Our Management

     Our organizers anticipate purchasing approximately 360,000 shares of our common stock (95,000 of these shares will be issued to our proposed Chairman, Orlando Wilson, in exchange for the land on which we expect to construct our Adairsville banking facility), representing approximately 34% of the 1,060,000 shares of common stock to be outstanding upon completion of the minimum offering, or 24% of the 1,500,000 shares to be outstanding if the maximum offering is completed. In addition, in recognition of the financial risk undertaken in joint and severally guaranteeing our line of credit and in recognition of their continued service as directors of Northside Bancshares and Northside Bank, our organizers and directors are being offered by this prospectus warrants to purchase shares of our common stock, at an exercise price of $10.00 per share. Each organizer and director will receive one warrant for each share the organizer or director purchases in the offering. The one-to-one ratio between the anticipated number of shares to be purchased by our organizers and directors and the number of warrants to be issued to them was determined after considering a number of factors. The principal factors we considered were the financial risk undertaken in guaranteeing our line of credit, prevailing market conditions, comparable de novo bank holding company capitalizations and regulatory restrictions. In addition, our organizers reserve the right to purchase additional shares, of necessary, to satisfy the minimum offering condition. We believe our organizers’ and directors’ financial interest in Northside Bancshares will encourage their active participation in growing our business. Our organizers, directors and executive officers will be able to exercise significant control over the management and affairs of Northside Bancshares and Northside Bank, and will be able to significantly influence all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions, These persons, individually or as a group, may have interests that are different from yours as an investor.

     Given the intent of our organizers and directors to purchase 360,000 shares in this offering, we expect that they will be granted warrants to purchase an aggregate of 360,000 shares. Because our organizers and directors will be able to purchase shares subject to the warrants at $10.00 per share, if the market price of our common stock rises, our organizers and directors will be able to purchase a significant amount of our common stock in the future for less than the prevailing market value. See “Terms of the Offering – Purchases by Organizers and Directors” and “Description of Capital Stock of Northside Bancshares – Organizers’ Warrants”.

Dividends

     In light of regulatory restrictions and the need for us to retain and build capital, we plan to reinvest earnings and not pay dividends for the next several years. Our future dividend policy will depend on our earnings, capital requirements and financial condition, as well as other factors our board of directors considers relevant. See “Dividends” and “Supervision and Regulation – Payment of Dividends”.

Location of Our Offices

     The address and phone number of our executive office is:

7441 Adairsville Highway
Adairsville, Georgia 30103
(770) 773-7300

     In exchange for 95,000 shares of our common stock, our proposed Chairman, Orlando Wilson, will contribute the land on which we expect to construct our Adairsville banking facility. We expect our Adairsville facility to be located at 7441 Adairsville Hwy., Adairsville, Georgia 30103. While our permanent facility is being constructed, we expect to temporarily operate from a facility located on the property. In Cartersville, we expect to engage an independent third-party to lease to us a permanent main office facility. Our Cartersville facility will be located on or near Highway 41 in Cartersville, Georgia.

RISK FACTORS

     The following paragraphs describe what we believe are the material risks of an investment in our common stock. We may face other risks as well, which we have not anticipated. An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest. You should also carefully read the cautionary statement following this Risk Factors section regarding our use of forward-looking statements.

We have no operating history upon which to base an estimate of our future financial performance.

     Northside Bank, which initially will be the sole subsidiary of Northside Bancshares, is in organization and neither Northside Bancshares, nor Northside Bank, has any operating history on which to base any estimate of their future financial performance. Because we lack an operating history, you do not have either the type or amount of information that would be available to a purchaser of securities of a financial institution with an operating history. Accordingly, the financial statements presented in this prospectus may not be as meaningful as those of a company which does have a history of operations. In addition, the success of our operations must be considered in light of the expenses, complications, and delays frequently encountered in connection with the opening and development of a new bank.

If we fail to begin banking operations, you could lose all or a portion of your investment.

     If you subscribe to this offering and funds are released from the escrow account and we incur start-up expenses, but are unable to begin banking operations, we will seek to dissolve and liquidate. In this event, we would return to shareholders all of their funds with interest, less all expenses incurred by us. If we dissolve and liquidate, we can give you no assurance that our liabilities will not exceed our assets, in which case, you would lose your entire investment. After withdrawing funds from the escrow account, we must satisfy the following requirements in order to begin banking operations:

•	receive the Georgia Department’s final approval of Northside Bank’s charter application;

•	satisfy conditions of the FDIC’s approvals; and

•	satisfy the conditions of the approvals of the Federal Reserve and the Georgia Department for Northside Bancshares to operate as a bank holding company.

Although we believe we will satisfy the above requirements after funds are withdrawn from the escrow account, we may be incorrect in our assumptions. If we are incorrect, you could lose all or a portion of your investment. See “Terms of the Offering – Failure to Begin Banking Operations”.

If we do not receive regulatory approvals in a timely manner, it could delay the date on which Northside Bank opens for business, resulting in increased pre-opening expenses and initial losses.

     Although we expect to receive all regulatory approvals and to open for business in June 2005, we can give you no assurance as to when, if at all, these events will occur. Any delay in beginning our banking operations will increase our pre-opening expenses and postpone our realization of potential revenues. Additionally, a delay will cause our accumulated deficit to increase as a result of continuing operating expenses, such as salaries and other administrative expenses, and our lack of revenue.

We will incur substantial start-up losses and do not expect to be profitable in the near future.

     Typically, new banks incur substantial start-up losses, are not profitable in the first year of operation and, in some cases, are not profitable for several years. We will incur substantial expenses in establishing Northside Bank as a going concern, and we can give you no assurance that we will be profitable or that future earnings, if any, will meet the levels of earnings prevailing in the banking industry. From August 3, 2004, the date we began our organizational activities, through January 31, 2005, our net loss amounted to $137,559. The estimated net loss of Northside Bancshares and Northside Bank for the period from August 3, 2004 through June 1, 2005, the anticipated opening date for Northside Bank, is $394,679. Because we will initially act as the sole shareholder of Northside Bank, our profitability will depend upon the bank’s successful operation. See “Management’s Discussion and Analysis of Financial Condition and Plan of Operations”.

Failure to implement key elements of our business strategy may adversely affect our financial performance.

     If we cannot implement key elements of our business strategy, our financial performance may be adversely affected. Our organizers have developed a business plan that details the strategies that we intend to implement in our efforts to achieve profitable operations. The strategies include hiring and retaining experienced and qualified employees and attracting individual and business customers from Bartow County and Gordon County. Even if the key elements of our business strategy are successfully implemented, they may not have the favorable impact on operations that we anticipate. See “Our Proposed Business – Philosophy and Strategy”.

Departures of our key personnel or directors may impair our operations.

     Gregory Patton and Barry Adcock are important to our success, and if we were to lose their services, our financial condition and results of operations could be adversely affected. Mr. Patton and Barry Adcock have been instrumental in our organization. Mr. Patton will be the key management official in charge of our daily business operations while Mr. Adcock will serve as our chief financial officer. Although we have entered into employment agreements with Mr. Patton and Mr. Adcock, we cannot be assured of their continued service.

     In addition, our directors’ community involvement and extensive local business relationships are important to our success. Our growth could be adversely affected if the composition of our board of directors changes significantly. See “Management”.

Our organizers and directors will have the ability to influence shareholder actions, and they may have interests that are different from yours as an investor.

     Our organizers and directors will be able to exercise significant control over the management and affairs of Northside Bancshares and Northside Bank, and will be able to significantly influence all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. These persons, individually or as a group, may have interests that are different from yours as an investor. Our organizers and directors intend to purchase 360,000 shares of our common stock (95,000 of these shares will be issued to our proposed Chairman, Mr. Orlando Wilson, in exchange for the land on which we expect to construct our Adairsville banking facility), which will equal approximately 34% of the 1,060,000 shares to be outstanding upon completion of the minimum offering or approximately 24% of the 1,500,000 shares to be outstanding if the maximum number of shares are sold. In addition, our organizers, directors and executive officers may own up to 787,500 shares, or approximately 50% of our outstanding common stock, assuming the completion of the minimum offering and the exercise of all warrants and stock options expected to be issued to them. See “Management”.

Through the exercise of warrants and stock options, our organizers, directors and officers may be able to acquire shares of our common stock for less than the market value of our common stock, which would cause dilution of your ownership interest in Northside Bancshares.

     Upon completion of the minimum offering, we expect to grant to our organizers warrants to purchase an additional 360,000 shares of our common stock in recognition of the financial risks undertaken by them in forming Northside Bancshares and Northside Bank. Each warrant will entitle the organizer or director to purchase one additional share of common stock, at a purchase price of $10.00 per share. See “Terms of the Offering – Purchases by Organizers and Directors” and “Description of Capital Stock of Northside Bancshares – Organizers’ Warrants”. In addition, we have reserved common stock in an amount equal to 15% of the shares sold in this offering for future issuance under our stock option plan. Of the shares reserved for issuance under our stock option plan, we intend to grant Mr. Patton and Mr. Adcock options to purchase up to 52,500 and 15,000 shares, respectively, at a purchase price of $10.00 per share. See “Executive Compensation – Stock Option Plan”.

     These warrants and stock options will provide our organizers, directors and officers with the opportunity to profit from any future increase in the market value of our common stock or any increase in our net worth without paying for the shares initially. Because our organizers and directors will be able to purchase shares subject to these warrants and stock options at $10.00 per share, if the market price of our common stock rises, our organizers, directors and officers will be able to purchase a significant amount of our common stock in the future for less than the prevailing market value. Any exercise of these warrants or stock options would result in dilution of your ownership interest in Northside Bancshares. If all of these warrants and stock options were exercised, our organizers and directors would own 787,500 shares of our common stock, which would represent approximately 50% of the shares outstanding after the offering if the minimum number of shares are sold in the offering.

We will face strong competition for customers, especially from larger and more established financial institutions, which may hinder us from obtaining customers and may cause us to pay higher interest rates on our deposits or charge lower interest rates on our loans than our competitors’ rates for an extended period.

     We anticipate offering competitive loan and deposit rates as we establish ourselves in the market, but if excessive competition forces us to offer more aggressive pricing indefinitely, our net interest margin will suffer and our financial performance will be negatively impacted. We will compete with numerous other lenders and deposit-takers, including other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. With multiple financial institutions already doing business in our primary service areas, and given the chance that additional competitors may enter the market in the future, we will be faced with continuous competition. See “Our Proposed Business – Competition”. Moreover, some of these competitors are not subject to the same degree of regulation as we will be and may have greater resources than will be available to us. Competition from non-traditional financial institutions may also affect our success due to the Gramm-Leach-Bliley Act. See “Supervision and Regulation”.

We may not be able to compete with our larger competitors for larger customers because our lending limits will be lower than theirs.

     Our lending limit will be significantly less than the limits for most of our competitors, and may hinder our ability to establish relationships with larger businesses in our market area. Based on the proposed capitalization and pre-opening expenses of Northside Bank, our initial legal lending limit will be approximately $1,500,000 for loans not fully secured and $2,500,000 for loans fully secured by collateral. These legal limits will increase or decrease as Northside Bank’s capital increases or decreases as a result of its earnings or losses, among other reasons. Based on our legal lending limit, we will need to sell participations in our loans to other financial institutions in order to meet the lending needs of our customers requiring extensions of credit above these limits. However, our strategy to accommodate larger loans by selling participations in those loans to other financial institutions may not be successful. In addition, we will initially have limited working capital to fund our anticipated loan growth. Through our banking operations, our ability to attract deposits will serve as our primary source of working capital to fund loans. To provide additional sources of working capital, we plan to maintain a federal funds borrowed line of credit with one or more correspondent banks and to apply for membership to the Federal Home Loan Bank of Atlanta which will permit us to borrow against our loan portfolio at preferred rates. See “Our Proposed Business – Lending Services”.

Our success will depend significantly upon general economic conditions in Bartow County and Gordon County.

     Our operations and profitability may be more adversely affected by a local economic downturn than those of our larger competitors which are more geographically diverse. Since the majority of our borrowers and depositors are expected to be individuals and businesses located and doing business in Bartow County and Gordon County, our success will depend significantly upon the general economic conditions in and around Bartow County and Gordon County. An adverse change in the local economies of Bartow County or Gordon County could make it more difficult for borrowers to repay their loans, which could lead to loan losses for Northside Bank.

Rapidly rising or falling interest rates could significantly harm our business.

     A rapid increase or decrease in interest rates could significantly harm our net interest income, capital and liquidity. Our profitability will depend substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets, such as loans and investment securities, and the interest expense paid on our interest-bearing liabilities, such as deposits and borrowings. To the extent that the maturities of these assets and liabilities differ, rapidly rising or falling interest rates could significantly and adversely effect our earnings, which, in turn, would impact our business. See “Our Proposed Business – Asset and Liability Management”.

Our ability to pay dividends is limited and depends on Northside Bank’s legal ability to pay dividends, as well as the judgment of our board of directors.

     We will initially have limited sources of income other than dividends we receive from Northside Bank. Our ability to pay dividends will therefore depend largely on the bank’s ability to pay dividends to us, which will be based primarily on the bank’s earnings, capital requirements and financial condition, among other factors.

     Bank holding companies and Georgia state-chartered banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, it will be our policy to reinvest earnings for the period of time necessary to help support the success of our operations. As a result, we do not plan to pay dividends until Northside Bank is cumulatively profitable. See “Dividends” and “Supervision and Regulation – Payment of Dividends”.

The offering price of our common stock was arbitrarily determined by our organizers and may not accurately reflect the value of an investment in our common stock.

     Because we were only recently formed and Northside Bank is in the process of being organized, the public offering price could not be set by referencing historical measures of our financial performance. Therefore, the public offering price may not indicate the market price for our common stock after this offering. The public offering price was arbitrarily determined by our organizers based on several factors. These factors included prevailing market conditions and comparable de novo bank holding company capitalizations. See “Plan of Distribution – Determination of Offering Price”.

We do not expect that an active trading market for our common stock will develop, which means that you may not be able to sell your shares.

     Since the size of this offering is relatively small, we do not expect that an active and liquid trading market for our common stock will develop within the next five years. Therefore, you should not invest in this offering if you have a short-term investment intent.

     If an active trading market does not develop, you may not be able to sell your shares promptly, or perhaps at all. You should consider carefully the limited liquidity of your investment before purchasing any shares of our common stock.

The market price of our common stock may be volatile.

     If a market develops for our common stock after this offering, significant market price volatility may be experienced. Factors that may affect the price of our common stock include its depth and liquidity, investor perception of our financial strength, conditions in the banking industry such as credit quality and monetary policies, and general economic and market conditions. Our quarterly operating results, changes in analysts’ earnings or other developments affecting us could cause the market price of our common stock to fluctuate substantially. In addition, from time to time the stock market experiences extreme price and volume fluctuations. This volatility may significantly affect the market price of our common stock for reasons unrelated to our operating performance.

Our profitability and growth could be adversely affected by changes in the law, especially changes deregulating the banking industry.

     We will be subject to extensive federal and state government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by federal and state banking laws and regulations. These and other restrictions limit the manner in which we may conduct our business and obtain financing, including our ability to attract deposits, make loans and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public, and the FDIC, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Applicable laws, regulations, interpretations and enforcement policies have been subject to significant, and sometimes retroactively applied, changes in recent years, and may be subject to significant future changes. Future legislation or government policy may also adversely affect the banking industry or our operations. We cannot predict the effects of any potential changes, but they could adversely affect our future operations. See “Supervision and Regulation”.

The operation of Northside Bank may, in the future, require more capital than we will raise in this offering, and we may not be able to obtain additional capital on terms that are favorable to us or investors.

     In the future, should we need additional capital, we may not be able to raise additional funds through the issuance of additional shares of our common stock or other securities. Even if we were able to obtain additional capital through the issuance of additional shares of our common stock or other securities, we may not be able to issue these securities at prices or on terms better than or equal to the public offering price and terms of this offering. The issuance of new securities could dilute your ownership interest in Northside Bancshares.

Georgia law and provisions of our articles of incorporation and bylaws could deter or prevent takeover attempts by a potential purchaser of our common stock that would be willing to pay you a premium for your shares of our common stock.

     In many cases, shareholders receive a premium for their shares when a company is acquired by another company. Under Georgia law, however, no bank holding company may acquire control of Northside Bancshares until Northside Bank has been incorporated for three years. As a result, your ability to receive a premium over market for your shares of our common stock may be severely limited during the first three years of Northside Bank’s operations. In addition, our articles of incorporation and bylaws contain provisions that may deter or prevent an attempt to change or gain control of Northside Bancshares. These provisions include the possible existence of preferred stock, staggered terms for directors, restrictions on the ability to change the number of directors or to remove a director, special provisions regarding combinations with “interested” shareholders and the price at which an acquirer may purchase your shares of our common stock, and flexibility in evaluating acquisition proposals. As a result, you may be deprived of opportunities to sell some or all of your shares of our common stock at prices that represent a premium over market prices. See “Important Provisions of Northside Bancshares’ Articles of Incorporation and Bylaws”.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus are “forward-looking statements.” Forward-looking statements include statements about the competitiveness of the banking industry, potential regulatory obligations, potential economic growth in our primary service area, our business strategies, our projected opening date and pre-opening expenses and other statements that are not historical facts. The words “anticipate,” “estimate,” “project,” “intend,” “expect,” “believe,” “forecast” and similar expressions are intended to identify these forward-looking statements, but some of these statements may use other phrasing. In addition, any statement in this prospectus that is not a historical fact is a “forward-looking statement.” These forward-looking statements are not guarantees of future performance and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Some of these factors are set forth above in the section entitled “Risk Factors”. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements.

TERMS OF THE OFFERING

General

     We are offering for sale a minimum of 1,060,000 shares and a maximum of 1,500,000 shares of our common stock at a price of $10.00 per share. In addition, we are offering to our organizers and directors warrants to purchase up to 360,000 shares of our common stock, at an exercise price of $10.00 per share. See “Purchases by Organizers and Directors”.

     The minimum purchase for any investor is 500 shares of our common stock, unless we, in our sole discretion, accept a subscription for a lesser number of shares. We will not accept any subscription for more than 50,000 shares of our common stock without the prior approval of our board of directors. The purchase price of $10.00 per share must be paid in full upon signing and delivering a subscription agreement. A subscription agreement for your use is attached to this prospectus as Appendix B. We will accept subscriptions to purchase shares until 5:00 p.m., Eastern Time, on ________ __, 2005, unless we sell all of the shares earlier or otherwise terminate or extend the offering. Subscriptions will be binding on subscribers and may not be revoked without our consent once we have accepted their subscription checks, bank drafts or money orders. We reserve the right to terminate this offering at any time or to extend the offering without notice to subscribers for up to three consecutive 90-day periods, or not later than ________ __, 2005. If the offering is extended, subscriptions that we have already accepted will still be binding.

     We reserve the absolute and unqualified right to reject or reduce any subscription, for any reason prior to acceptance, or to waive the minimum share purchase requirement of 500 shares. If the offering is oversubscribed, we plan to give preference to our organizers and then to subscribers who are residents within our two primary market areas. In addition, in determining which subscriptions to accept or reduce, or whether to waive the minimum share purchase requirement of 500 shares, we may take into account any other factors we consider relevant, including the order in which subscriptions were received, a subscriber’s potential to do business with us and our desire to have a broad distribution of ownership. Subscriptions may be reduced on a first come, first served or pro-rata basis in the event the offering is oversubscribed, or in any other manner based on the factors previously discussed in this paragraph. Rejected subscriptions will be returned to the subscriber without interest. If we reduce your subscription, you may withdraw your entire subscription within ten days after being notified of the reduction. In the event we reduce your subscription and you decide to withdraw your subscription, the entire amount of your subscription will be returned, without interest.

     Prior to this offering, there has been no established public trading market for our common stock or the warrants, and we do not anticipate that an established market will develop. The offering price has been arbitrarily determined and is not a reflection of our book value, net worth or any other such recognized criteria of value. In determining the offering price of our common stock, our organizers considered, among other factors, prevailing market conditions and comparable de novo bank holding company capitalizations. There can be no assurance that, if a market should develop for our common stock, the post-offering market price will equal or exceed our $10.00 offering price.

Conditions of the Offering

     This offering is expressly conditioned upon the fulfillment of the following conditions. The offering conditions, which may not be waived, are as follows:

•	at least $10,600,000 must be deposited with our escrow agent, Nexity Bank;

•	we must receive preliminary approval from the Georgia Department to charter Northside Bank;

•	we must receive approval of Northside Bank’s deposit insurance application from the FDIC;

•	we must receive approval from the Federal Reserve and the Georgia Department of Northside Bancshares’ application to become a bank holding company; and

•	we must not have canceled this offering prior to the time funds are withdrawn from the subscription escrow account.

Escrow of Subscription Funds

     Until all of the above offering conditions have been met, all subscriptions and documents delivered by subscribers will be placed in an escrow account with Nexity Bank. Under the terms of the escrow agreement, a copy of which is attached as Appendix A, if all of the offering conditions are met, we will certify this fact to the escrow agent, and the escrow agent will release all funds, with interest, to Northside Bancshares.

     Prior to the release of the funds from the escrow account, the escrow agent will invest the funds in interest-bearing bank accounts, including savings accounts and bank money market accounts, short-term direct obligations of the United States Government and/or in short-term FDIC insured bank certificates of deposit. We will invest all funds obtained after the release of the funds from the escrow account and before we infuse capital into Northside Bank in a similar manner. We will use the offering proceeds to purchase all of the capital stock of Northside Bank, to repay certain expenses incurred in our organization and for working capital purposes. See “Use of Proceeds”.

     If the offering conditions are not met by ________ __, 2005, the escrow agent will promptly return to subscribers their proportionate share of the funds. The escrow agent will also return to subscribers their proportionate share of any interest earned. If the offering conditions are not satisfied, the expenses incurred by Northside Bancshares will be borne by our organizers and not by subscribers.

     No assurance can be given that the funds in the escrow account can or will be invested at the highest rate of return available or that any profits will be released from the investment of these funds.

     If all of the offering conditions are satisfied, and we withdraw the funds from the subscription escrow account, all profits and earnings on the account will belong to Northside Bancshares. If the minimum offering of 1,060,000 shares of common stock are sold before the expiration date, a minimum closing will be held. At that minimum closing, the funds will be released from the escrow account to Northside Bancshares and subscribers to this offering will become shareholders of Northside Bancshares. Thereafter, subscribers’ funds will be paid directly to Northside Bancshares, rather than the escrow agent, upon acceptance.

     Nexity Bank, by accepting appointment as escrow agent under the escrow agreement, in no way endorses the purchase of our common stock.

Failure to Begin Banking Operations

     Although we believe it is unlikely, it is possible that subscribers whose funds were originally placed in the escrow account may lose a portion of their investment because while we may be able to fulfill the conditions of this offering, and thus be able to withdraw funds from the escrow account, we may fail to begin banking operations. When the conditions of this offering are met and funds are withdrawn from the escrow account, shares of our common stock will be issued to subscribers whose funds had been deposited in the escrow account. At that time, we will not have begun banking operations because final approval of Northside Bank’s charter application will not have been received and conditions imposed by other regulatory authorities will not have been satisfied.

     Other than capitalizing Northside Bank with at least $10,000,000, we believe obtaining the charter and opening for business will be based on meeting various requirements, such as passing a pre-opening examination. Because of our experienced management team, we expect we will have little difficulty satisfying these requirements after funds are withdrawn from the escrow account. In addition, even though we will have received the approvals of the Federal Reserve and the FDIC prior to withdrawing funds from the escrow account, their approvals will contain conditions that will not be able to be fulfilled until Northside Bank is capitalized and is near opening. We expect these conditions will be procedural in nature and capable of prompt resolution. Northside Bancshares will also require the permission of the Georgia Department to operate as a bank holding company. Since the Georgia

Department typically bases its permission in large measure on the Federal Reserve’s review and approval, we believe receipt of the Georgia Department’s approval will also be timely.

     However, in the event our assumptions are incorrect and we are unable to begin banking operations after funds have been withdrawn from the escrow account, we will seek shareholder approval for dissolution and liquidation. Upon liquidation, we will promptly return to shareholders all funds, with interest, less all expenses incurred by us, including the expenses of this offering and our organization and pre-opening expenses. It is possible that the amount returned to shareholders may be further reduced by amounts paid to satisfy claims of creditors, as discussed below.

     Once we issue shares to subscribers, the offering proceeds will be considered part of our general corporate funds and may be subject to the claims of our creditors, including claims against us that may arise out of actions of our officers, directors, or employees. It is possible, therefore, that one or more creditors may seek to attach the proceeds of the offering before we begin banking operations. If such an attachment occurred and it became necessary to dissolve and liquidate Northside Bancshares, the payment process might be delayed. Further, if it became necessary to pay creditors from the subscription funds, the payment to shareholders might be further reduced.

Purchases by Organizers and Directors

     Our organizers and directors anticipate purchasing 360,000 shares of our common stock in this offering (95,000 of these shares will be issued to our proposed Chairman, Mr. Orlando Wilson, in exchange for the land on which we expect to construct our Adairsville banking facility), which will constitute approximately 34% of the 1,060,000 shares to be outstanding upon completion of the minimum offering, or approximately 24% of the 1,500,000 shares to be outstanding should the maximum number of shares be sold. All purchases of shares by our organizers and directors will be made at the same public offering price, $10.00 per share, as that paid by other investors and will count toward achieving the minimum offering. In addition, Our organizers reserve the right if necessary, to purchase additional shares in and for us to satisfy the minimum offering condition. Our organizers and directors have represented to Northside Bancshares that their purchases will be made for investment purposes only and not with a view to resell their shares. See “Management”.

     In consideration for assisting in our organization, on the date Northside Bank opens for business, each of our organizers and directors will be granted warrants to purchase additional shares of common stock. Particularly, our organizers have guaranteed the full amount of a line of credit obtained from Nexity Bank, in the amount of $500,000, the proceeds of which are being used to fund our organizational expenses. The warrants will provide our organizers and directors with the opportunity to profit from any future increase in the market value of our common stock or any increase in the net worth of Northside Bancshares without paying for the warrant shares initially. Each warrant will entitle an organizer or director to purchase one share of common stock for each share he purchases in the offering. The actual number of warrants granted to an organizer or director will depend on the number of shares of our common stock the organizer or director actually purchases in the offering. Therefore, given the intent of our organizers and directors to purchase 360,000 shares in the offering, we expect that the organizers will be granted warrants to purchase an aggregate of 360,000 shares of our common stock upon completion of this offering. The one-to-one ratio between the anticipated number of shares to be purchased by our organizers and the number of warrants to be issued to them was determined after considering a number of factors. The principal factors we considered were the financial risk undertaken in guaranteeing our line of credit, prevailing market conditions, comparable de novo bank holding company capitalizations and regulatory restrictions imposed by the FDIC and the Georgia Department.

     Each warrant will be immediately vested and will be initially exercisable on the date on which Northside Bank opens for business. At that time, only 33.3% of the warrant will be exercisable. Thereafter, the warrant will become exercisable in 33.3% annual increments. Each warrant will expire ten years after the date on which Northside Bank opens for business. An organizer or director exercising his warrant will pay $10.00 for each share purchased under the warrant, subject to adjustment for stock splits, recapitalizations or other similar events. Any future exercise of the organizers’ and directors’ warrants will reduce your percentage ownership interest in Northside Bancshares. Assuming all of the warrants are exercised, our organizers and directors will own approximately 50% of the shares outstanding after the minimum offering and 34% of the outstanding shares after the maximum offering. See “Description of Capital Stock of Northside Bancshares – Organizers’ Warrants”.

PLAN OF DISTRIBUTION

General

     We may terminate this offering for any reason at any time during its pendency. Shares of our common stock will be marketed on a best efforts basis, with a required 500 share minimum per investor, which may be waived by Northside Bancshares in its sole discretion, through our chief executive officer who will not receive any commissions or other form of remuneration based on the sale of the shares. In addition, we may engage sales agents to sell shares on a best efforts basis. We anticipate that if sales agents are retained, such persons would be paid sales commissions not exceeding 8% of the aggregate dollar amount of the common stock sold by the sales agents as well as marketing-related expenses. As soon as practicable, but no more than ten business days after receipt of a subscription to purchase shares of our common stock, we will accept or reject the subscription. Subscriptions not rejected within this ten day period will be accepted. Once a subscription is accepted by us, it cannot be withdrawn by you. We will not accept any subscription for more than 50,000 shares of our common stock without the prior approval of our board of directors.

How to Subscribe

     If you desire to purchase shares of our common stock, you should:

1.	Complete, date, and execute the subscription agreement you received with this prospectus;

2.	Make a check, bank draft, or money order payable to “Nexity Bank, Escrow Account for Northside Bancshares, Inc.,” in the amount of $10.00 times the number of shares you wish to purchase; and

3.	Deliver the completed subscription agreement and check to Northside Bancshares at the following address:

Gregory F. Patton
Post Office Box 283
Adairsville, Georgia 30103

     No subscription agreement is binding until accepted by Northside Bancshares, which may, in its sole discretion, refuse to accept any subscription for shares, in whole or in part, for any reason whatsoever. Rejected subscriptions will be returned to the subscriber without interest. If your subscription is reduced, you may withdraw your subscription within ten days after being notified of the reduction.

     If you have any questions about this offering or how to subscribe, please call Mr. Patton at (770) 773-7300. If you subscribe, you should retain a copy of the completed subscription agreement for your records. You must pay the subscription price at the time you deliver the subscription agreement.

Determination of Offering Price

     We were only recently formed and Northside Bank is in the process of being organized. Therefore, the public offering price could not be set by referencing historical measures of our financial performance. In addition, prior to this offering, there has been no public market for our common stock. Therefore, the public offering price may not indicate the market price for our stock after this offering. The offering price of $10.00 per share in this offering has been arbitrarily determined by our organizers based on several factors, including prevailing market conditions and comparable de novo bank holding company capitalizations. In the event a market should develop for our common stock after completion of this offering, there can be no assurance that the market price will not be lower than the offering price in this offering.

USE OF PROCEEDS

     The gross proceeds from the sale of shares of our common stock will be $10,060,000 assuming the sale of a minimum of 1,060,000 shares, and $15,000,000 assuming the sale of a maximum of 1,500,000 shares. However, if 1,060,000 shares are not sold prior to ___, 2005, then we will terminate this offering and promptly return all funds received from subscribers, with interest. See “Terms of the Offering”.

     The estimated expenses of this offering are as follows:

Registration fees, including blue sky fees and expenses	$3,000
Legal fees and expenses	25,000
Accounting fees and expenses	10,000
Printing and engraving expenses	10,000
Miscellaneous	22,000

Total expenses	$70,000

Net proceeds:
Minimum offering	$10,530,000
Maximum offering	$14,930,000

Use of Proceeds by Northside Bancshares

     The net proceeds of this offering, as well as any interest earned on the subscription funds, will primarily be used by Northside Bancshares, after breaking escrow, in the following ways. First, to purchase all of the issued and outstanding capital stock of Northside Bank. Northside Bank expects to use the funds as capital to begin its business operations, including paying officers’ and employees’ salaries, constructing, furnishing and equipping its initial Adairsville banking facility, furnishing and equipping its Cartersville facility (and repaying expenses incurred) in its organization. Second, to repay our organizing line of credit we obtained from Nexity Bank in the principal amount of $500,000. At January 31, 2005, $126,014 was outstanding on the line of credit.

     As indicated in Northside Bank’s charter application filed with the Georgia Department, Northside Bancshares intends to capitalize Northside Bank at $10,000,000. Any remaining funds from this offering are expected to be held by Northside Bancshares and reserved for general corporate purposes at the holding company level. We anticipate that the proceeds received upon exercise of the warrants, if any, will be used for working capital purposes at the holding company level.

     A portion of the net proceeds of this offering beyond the minimum will be retained by Northside Bancshares for the purpose of funding any required additions to the capital of Northside Bank. Since state chartered banks are regulated with respect to the ratio that their total assets may bear to their total capital, if Northside Bank experiences greater growth than anticipated, it may require the infusion of additional capital to support that growth. Management anticipates, however, that the proceeds of this offering will be sufficient to support Northside Bank’s immediate capital needs and will seek, if necessary, additional long-and short-term financing to support any additional needs. However, we can give you no assurance that such financing, if needed, will be available or if available will be on terms acceptable to us.

Use of Proceeds by Northside Bank

     The following is a schedule of the estimated use by Northside Bank of the proceeds from the sale of Northside Bancshares common stock, including its estimated operating expenses for its first 12 months of operations.

Lease for Cartersville facility	$75,000

Salaries and benefits(1)	895,050

General and administrative expenses, composed primarily of data processing, marketing and advertising, telephone and casualty and deposit insurance(2)	246,500

Occupancy expenses(3)	201,000

Furnishing and equipping initial Cartersville facility	150,000

Construction of permanent Adairsville facility	1,500,000

Furnishing and equipping Adairsville facility	300,000

Working capital(4)	6,632,450

Total use of proceeds	$10,000,000

(1)	Salaries and benefits are based on management’s estimates of the number and types of employees which will be required during Northside Bank’s first 12 months of operations. It is presently anticipated that the bank will employ 10 persons during its first 12 months at the Adairsville facility and 3 persons during its first 12 months at the Cartersville facility.

(2)	Represents estimated operating expenses which will be incurred during Northside Bank’s first 12 months of operations. These expenses are based on the experiences of similar sized banks in the region and on management’s previous banking experience.

(3)	Includes estimated utilities, real estate taxes, maintenance, janitorial services, and property insurance.

(4)	Initially, we will have limited working capital to fund our anticipated loan growth. Through our banking operations, our ability to attract deposits will serve as our primary source of working capital to fund loans. To provide additional sources of working capital, we plan to maintain a federal funds borrowed line of credit with one or more correspondent banks and to apply, if needed, for membership to the Federal Home Loan Bank of Atlanta which will permit us to borrow against our loan portfolio at preferred rates.

     The expenses described above are estimates only and assume Northside Bank will open for business in June 2005, or as soon thereafter as practicable. Actual expenses may exceed these amounts. A portion of these expenses will be offset by revenues generated by the bank during its first year of operation.

CAPITALIZATION

     The following table shows our capitalization as of January 31, 2005 and our pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 1,060,000 and a maximum of 1,500,000 shares of our common stock in this offering. On January 7, 2005, Gregory F. Patton, our president and chief executive officer, agreed to purchase ten shares of our common stock at a price of $10.00 per share. We will redeem these shares for $10.00 per share upon the issuance of shares in this offering. The number of shares showed as outstanding after giving effect to this offering does not include shares of our common stock issuable upon the exercise of warrants that will be granted to our organizers and directors or through the exercise of options that may be granted under our stock option plan. For additional information regarding the number and terms of those warrants and options, see “Description of Capital Stock of Northside Bancshares – Organizers’ Warrants” and “Executive Compensation – Stock Option Plan”.

			As Adjusted		As Adjusted
			for Minimum		for Maximum
	Actual		Offering		Offering
Shareholders’ equity actual and as adjusted
Preferred stock, no par value per share; 10,000,000 shares authorized; no shares issued and outstanding	$-0-		$-0-		$-0-

Common stock, par value $1.00 per share; 10,000,000 shares authorized; 10 shares issued and outstanding; 1,060,000 shares issued and outstanding as adjusted (minimum offering); 1,500,000 shares issued and outstanding as adjusted (maximum offering)	$10		$1,060,000		$1,500,000

Common stock subscription receivable	$(100)		$-0-		$-0-

Additional paid-in capital	$90		$9,470,000		$13,430,000

Deficit accumulated during the development stage	$(137,559	)(1)	$(500,000	)(2)	$(500,000	)(2)

Total shareholders’ equity (deficit)	$(137,559)		$10,030,000		$14,430,000

(1)	This deficit reflects pre-opening expenses incurred through January 31, 2005, consisting primarily of salaries and employee benefits and professional and consulting fees.

(2)	The “As Adjusted” accumulated deficit results from estimated organizational and pre-opening expenses of $500,000 for Northside Bancshares and Northside Bank to be incurred through Northside Bank’s target opening date in June 2005. Actual organizational and pre-opening expenses may be higher and may therefore increase the deficit accumulated during the pre-opening state and further reduce shareholders’ equity.

DIVIDENDS

     In light of regulatory restrictions and the need for us to retain and build capital, we plan to reinvest earnings and not pay dividends for the next several years. We will initially have limited sources of income other than dividends paid to us by Northside Bank. Our ability to pay dividends to our shareholders will therefore depend largely on Northside Bank’s ability to pay dividends to us. In the future, we may begin income-producing operations independent from those of Northside Bank, which may provide alternative sources of income from which we may pay dividends to you. However, we can give you no assurance as to when, if at all, these operations may begin or whether they will be profitable.

     Bank holding companies and state chartered banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, our board of directors plans to reinvest earnings for the period of time necessary to support successful operations. As a result, we do not plan to pay dividends until we recover any losses incurred and become profitable. Our future dividend policy will depend on our earnings, capital requirements and financial condition and on other factors that our board of directors considers relevant.

     Additionally, regulatory authorities may determine, under circumstances relating to the financial condition of Northside Bancshares or Northside Bank, that the payment of dividends would be an unsafe or unsound practice and may prohibit dividend payment. See “Supervision and Regulation – Payment of Dividends”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATIONS

General

     We are in the development stage and will remain in that stage until this offering is completed. Northside Bancshares was incorporated on January 31, 2005 to serve as a holding company for Northside Bank. Throughout our organization, our main activities have been:

•	seeking, interviewing and selecting our officers;

•	preparing our business plan;

•	applying for a state bank charter under the laws of the State of Georgia;

•	applying for FDIC deposit insurance;

•	applying to become a bank holding company;

•	identifying the sites for our banking facilities; and

•	raising equity capital through this offering.

Financial Results

     From August 3, 2004, the date we began our organizational activities, through January 31, 2005, our net loss amounted to $137,559. Our estimated net loss for the period from January 31, 2005 through June 1, 2005, the anticipated opening date of Northside Bank, is $394,679. Our estimated net loss for the period from August 3, 2004 through June 1, 2005 is $500,000. The losses set forth above are attributable to the following estimated expenses:

	August 3, 2004 -	January 31, 2005 –	August 3, 2004 –
	January 31, 2005	June 1, 2005	June 1, 2005

Employee compensation and benefits	$40,203	$169,625	$201,875
Consulting, regulatory and professional fees	70,100	135,400	205,500
Occupancy expense		15,500	15,500
Telephone expenses and supplies	290	14,710	15,000
Interest on organizing line of credit	1,278	3,900	4,400
Marketing and printing expense	814	17,686	18,500
Other pre-opening expenses	24,874	37,858	39,225

Total	$137,559	$394,679	$500,000

     Our financial statements and related notes, which are included in this prospectus, provide additional information relating to the discussion of our financial condition. See “Index to Financial Report” on page F-1.

     We expect to complete our organizational activities and begin banking operations in June 2005. We will incur substantial expenses in establishing Northside Bank as a going concern, and we can give you no assurance that we will be profitable or that future earnings, if any, will meet the levels prevailing in the banking industry. Typically new banks are not profitable in their first year of banking operations and, in some cases are not profitable for several years. Once we begin banking operations, our future results will be determined primarily by our ability to manage effectively interest income and expense, to minimize loan and investment losses, to generate non-interest income, and to control non-interest expenses. Since interest rates will be determined by market forces and economic conditions beyond our control, our ability to generate net interest income will be dependent upon our ability to maintain an adequate spread between the rate earned on earning assets, such as loans and investment securities, and the rate paid on interest-bearing liabilities, such as deposits and borrowing.

     For more information about our plan of operations, see “Our Proposed Business”. This discussion includes a description of our proposed strategies, market area, competition, products and services.

Liquidity and Interest Rate Sensitivity

     Organizational Period. During our organizational period, our cash requirements have consisted principally of funding our pre-opening expenses, described above, as well as capital expenditures for the acquisition, renovation, furnishing and equipping of our initial main office facility.

     Since August 3, 2004, our pre-opening expenses have been, and will continue to be, funded through an organizing line of credit from Nexity Bank. The total amount available on the line of credit is $500,000, of which $126,014 was outstanding at January 31, 2005. Our organizers have guaranteed the full amount of this loan, which bears interest at 1.0% less than the prime rate as published in the Money Rates section of The Wall Street Journal, and is due on August 16, 2005. We plan to repay the line of credit after the close of this offering by using a portion of the proceeds of the offering. See “Use of Proceeds.”

     After all of the conditions to the offering have been satisfied, and Nexity Bank has released funds from the subscription escrow account to us, we will repay the outstanding amount on the line of credit. We expect to incur additional costs of $1,800,000 to construct, furnish and equip the Adairsville, Bartow County facility and $225,000 to lease, furnish and equip the Cartersville, Bartow County facility. We expect to use a portion of the net proceeds of this offering to complete the purchase, construction, furnishing and equipping of the facilities, as applicable.

     We expect to complete our organizational activities and begin banking operations in June 2005. Any delay in beginning our banking operations will increase our pre-opening expenses and postpone our realization of potential revenues. Such a delay may occur as a result of, among other things, delays in receiving requisite regulatory approvals or our inability to achieve the minimum offering of $10,600,000. In the event we experience an extended delay in beginning our banking operations, we may be required to seek additional borrowings, whether through an increase in the amount available under our existing lines of credit with Nexity Bank, or through an additional organizing line of credit with another bank. There can be no assurance that we will be able to obtain such financing on satisfactory terms.

     Commencement of Banking Operations. Since we have been in the development stage, there are no operating results to present at this time. Nevertheless, once we begin banking operations, net interest income, our primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, we intend to structure our balance sheet so we will have regular opportunities to “reprice” or change the interest rates on our interest-bearing assets and liabilities. Imbalance in these repricing opportunities at any point in time constitutes interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize our overall interest rate risks.

     We will evaluate regularly our balance sheet’s asset mix in terms of several variables, including yield, credit quality, appropriate funding sources and liquidity. To effectively manage our balance sheet’s liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary.

     As we continue to grow, we will restructure our rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. Our Asset/Liability/Investment Committee will meet on a quarterly basis to develop a strategy for the upcoming period.

     For an operating bank, liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. Initially, we expect that a portion of the net proceeds of the offering will be available for working capital purposes and will provide funds for these purposes. See “Use of Proceeds”. In addition, we can obtain these funds by converting assets to cash or by attracting new deposits. Through our banking operations, our ability to maintain and increase deposits will serve as our primary source of liquidity. To provide additional sources of liquidity, we plan to maintain a federal funds borrowed line of credit with one or more correspondent banks and to apply for membership to the Federal Home Loan Bank of Atlanta.

     Permanent Office Facility . In Adairsville, during our first year of operations, we intend to construct a permanent facility on approximately 1.97 acres. In exchange for 95,000 shares of our common stock, Orlando Wilson, our proposed chairman, will contribute to us the land on which we intend to construct the permanent office facility in Adairsville. We expect to complete construction of this permanent main office facility in December 2005. The estimated costs of furnishing and equipping this facility are $300,000. We plan to use a portion of the net proceeds of this offering to fund the construction, furnishing and equipping of our permanent office facility. While our permanent office facility is under construction, we intend to operate from a modular facility located at the same street address as the permanent structure. See “Use of Proceeds”. In Cartersville, we expect to lease a permanent main office facility from an independent third-party. The estimated costs of leasing, furnishing and equipping this facility is $225,000. The site of the Cartersville facility has not been selected but will be located along Highway 41 in Cartersville.

     Other than this offering and as discussed above, we know of no trends, demands, commitments, events or uncertainties that should result in, or are reasonably likely to result in, our liquidity increasing or decreasing in any material way in the foreseeable future.

Capital Adequacy

     There are now two primary measures of capital adequacy for banks and bank holding companies: (i) risk-based capital guidelines and (ii) the leverage ratio.

     The risk-based capital guidelines measure the amount of a bank’s required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two “tiers.” Tier 1 capital consists of common shareholders’ equity, noncumulative and cumulative perpetual preferred stock, and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8%, with at least 4% consisting of tier 1 capital.

     The second measure of capital adequacy relates to the leverage ratio. The FDIC has established a 3% minimum leverage ratio requirement. The leverage ratio is computed by dividing tier 1 capital into total assets. In the case of Northside Bank and other banks that are experiencing growth or have not received the highest regulatory rating from their primary regulator, the minimum leverage ratio should be 3% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

     We believe that the net proceeds of this offering will satisfy our capital requirements for at least the next 12 months following the opening of Northside Bank. We believe all anticipated material expenditures for this period have been identified and provided for out of the proceeds of this offering. For additional information about planned expenditures, see “Use of Proceeds”. For additional information about our plan of operations, see “Our Proposed Business”.

OUR PROPOSED BUSINESS

Background

     Northside Bancshares. Northside Bancshares was incorporated as a Georgia corporation on January 6, 2005 to serve as a bank holding company for Northside Bank. Following receipt of preliminary approval of Northside Bank’s charter application, we plan to apply to the Federal Reserve and the Georgia Department for approval to capitalize Northside Bank. Upon receiving all necessary regulatory approvals, we will become a bank holding company within the meaning of the Bank Holding Company Act when we purchase Northside Bank’s common stock. We plan to use $10,000,000 of the net proceeds of this offering to capitalize Northside Bank. In return, Northside Bank will issue all of its common stock to us, and we will be its sole shareholder. Initially, Northside Bank will be our sole operating subsidiary. See “Supervision and Regulation”.

     Northside Bancshares has been organized to make it easier for Northside Bank to serve its future customers. The holding company structure provides flexibility for expanding our banking business by possibly acquiring other financial institutions and providing additional capital and banking-related services. A holding company structure will make it easier for us to raise capital for Northside Bank because we will be able to issue securities without the need for prior banking regulatory approval and the proceeds of debt securities issued by the holding company can be invested in the bank as primary capital.

     Northside Bank. On December 23, 2004, we filed applications on behalf of Northside Bank with the Georgia Department to organize as a state bank and with the FDIC to obtain insurance for Northside Bank’s deposits. Northside Bank will not be authorized to conduct its banking business until it obtains a charter from the Georgia Department. The issuance of the charter will depend, among other things, upon Northside Bank’s receipt of at least $10,000,000 in capital from Northside Bancshares and upon compliance with other standard conditions expected to be imposed by the Georgia Department. These conditions are generally designed to familiarize Northside Bank with Georgia state bank operating requirements and to prepare it to begin business operations. Northside Bank is awaiting preliminary approval of its charter application from the Georgia Department, approval of its FDIC deposit insurance application and final approval from the Georgia Department and receipt of a charter. We expect Northside Bank will open for business in June 2005.

Market Opportunities

     Primary Service Area. Northside Bank will have two primary service areas: Bartow County and Gordon County. Our Adairsville facility and our Cartersville facility will be located 60 miles northeast and 45 miles northwest, respectively, of the Georgia State Capitol and 18 miles from each other. Gordon County is located 10 miles from the expected location of our Adairsville banking facility.

     Economic and Demographic Factors. According to the U.S. Census Bureau, the estimated population of Bartow County was 84,730 in 2003, which represents an increase of 48% from 1990 and the estimated population of Gordon County was 47,777, which represents an increase of 36% from 1990. The U.S. Census Bureau projects that the population of Bartow County will continue to grow over the next several years, with an estimated population of 104,071 by 2010, an increase of approximately 17% from 2003. This represents projected annual growth in population of 3.7%, compared to projected national growth of 1%. The U.S. Census Bureau also projects that the population of Gordon County will continue to grow over the next several years, with an estimated population of 54,259 by 2010. According to the American Community Survey, the estimated number of housing units within Bartow County was 31,779 in 2002, an increase of 11% from 2000. In 2002, the estimated per capita personal income for Bartow County was $25,860 ranking it 25th among Georgia’s 159 counties, which compares favorably to Georgia’s average per capita personal income of $28,821. According to the same survey, the estimated number of housing units within Gordon County was 18,402 in 2002. In 2002, the estimated per capita personal income for Gordon County was $22,806, ranking it 79th among Georgia’s 159 counties.

     Industry, Labor and Employment. According to the Georgia Department of Labor, over 1,699 businesses are located in Bartow County and 986 businesses are located in Gordon County. Bartow County has approximately 1,218 service firms, over 255 retail trade businesses, over 230 construction firms and approximately 127 manufacturing firms while Gordon County had approximately 711 service firms, 211 retail trade businesses, 106 construction firms and 116 manufacturing firms.

     According to the Georgia Department of Labor, in 2002, the service sector, which includes professional, business, health and educational services, represents the largest employment sector, providing 64% and 49% of Bartow County and Gordon County jobs, respectively. The other predominant employment sectors of Bartow County are the retail trade, manufacturing and construction sectors, providing 12.6%, 23.40% and 11.4% of Bartow County’s jobs, respectively. According to the Georgia Department of Labor, the five largest employers in Bartow County excluding government agencies are Anheuser Busch, Inc., Cartersville Medical Center, Glad Manufacturing, Wal-Mart Associates Construction and Shaw Industries, Inc. The other predominant employment sectors of Gordon County are retail trade, manufacturing, finance, insurance, real estate. The largest employers in Gordon County are A Place for Women, Aladdin Manufacturing, Bretlin Inc., Mannington Carpets and Shaw Industries, Inc.

     With this diversified employment base, Bartow County and Gordon County have enjoyed steady employment. According to the Georgia Department of Community Affairs, Bartow County and Gordon County’s average annual unemployment rates were 4.4% and 4.4%, respectively, between 1996 and 2000, compared to the Georgia average unemployment rate of 4.4% and the national average unemployment rate of 5.7% for the same period. According to the Georgia Department of Labor, the average unemployment rates for Bartow County and Gordon County in 2003 were 6.3% and 5.4%, respectively, compared to the Georgia average of 5.2% and the national average of 4%.

     We believe that Bartow County and Gordon County present a growing and diversified economic environment that will support Northside Bancshares’ formation. As a community bank, Northside Bank will be designed to serve the needs of the citizens and businesses within this growing economy.

     Competition. The banking business is highly competitive. Northside Bank will compete with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in its primary service areas. As of June 30, 2003, the latest date for which information is available, Bartow County was served by 13 insured financial institutions operating a total of 22 retail branches while Gordon County was served by 7 insured financial institutions operating a total of 10 retail branches. A number of these competitors are well established in our two primary service areas.

     According to the FDIC, bank and thrift deposits in Bartow County grew from approximately $853,915,000 in June 2002 to approximately $932,846,000 in June 2004, an increase of approximately 9% while bank and thrift deposits in Gordon County grew approximately 6.6% during the same time period. The following table illustrates the deposit base and market share of the financial institutions located in Bartow and Gordon Counties as of June 30, 2004, the latest date for which information is available.

Bartow County Deposit Base and Market Share Information as of June 30, 2004

	$	%
	(Dollars in thousands)
Financial Institution:
Bartow County Bank	249,599	26.76
Wachovia Bank, N.A.	145,244	15.57
Unity National Bank	105,424	11.30
National Bank of Commerce(1)	72,679	7.79
Century Bank of Bartow County	68,957	7.39
Bank of America, N.A.	65,021	6.97
United Community Bank	52,427	5.62
Crescent Bank & Trust Co.	48,588	5.21
Regions Bank	48,009	5.15
Branch Banking & Trust Co.	36,228	3.88
SunTrust Bank(1)	16,647	1.78
South Trust Bank	13,288	1.42
United Bank & Trust Co.	10,735	1.15

Gordon County Deposit Base and Market Share Information as of June 30, 2004

	$	%
	(Dollars in thousands)
Financial Institution:
Georgia Bank & Trust	257,007	45.57
Branch Banking & Trust Co.	99,829	17.70
North Georgia National Bank	94,657	16.78
AmSouth Bank	45,718	8.11
Wachovia Bank, N.A.	43,313	7.68
National Bank of Commerce(1)	14,482	2.57
Regions Bank	8,967	1.59

(1)	National Bank of Commerce has subsequently been acquired by SunTrust Banks, Inc., the holding company of SunTrust Bank.

     We will compete directly with many of the institutions named in the table above. Additionally, we anticipate further competition as existing institutions in the market expand their branch networks or as institutions from other markets branch into our two primary service areas.

     We recognize that most of our competitors have substantially greater resources and lending limits than we will have and provide other services, such as extensive and established branch networks and trust services, which we do not expect to provide initially. As a result of these competitive factors, we may have to pay higher interest rates to attract depositors or extend credit with lower interest rates to attract borrowers. However, we will attempt to minimize these competitive factors and attract new banking relationships by offering our customers a personalized approach to banking.

     As shown in the table above, a number of large national and regional institutions have entered or expanded in our two primary service areas as a result of the acquisition of smaller community banks. A number of these large national and regional institutions are well established within our two primary service areas, holding over 45% of deposits within Bartow County area as of June 30, 2004 and over 80% of the deposits within Gordon County as of June 30, 2004. These large national and regional institutions include Wachovia Bank, N.A., Bank of America, N.A., SunTrust Bank, Unity National Bank and United Community Bank.

     With respect to these large national and regional institutions, many of the customer service functions, as well as authority for loan approval, are located outside of our two primary service areas. We believe an attractive opportunity exists for a new bank that positions itself as a locally-owned community bank headquartered in Bartow County. We intend to differentiate Northside Bank from our competitors primarily through our active calling programs for directors and officers, our involvement in the communities we serve, the quality and experience of our staff and our convenient office locations.

Philosophy and Strategy

     Our philosophy will be to operate as a community bank emphasizing prompt, personalized customer service to the individuals and businesses located in Bartow County and Gordon County. We have adopted this philosophy in order to attract customers and acquire market share now controlled by other financial institutions in our primary service area. Accordingly, to carry out our philosophy we have developed a business strategy involving the following key elements:

•	Quality Employees. We intend to hire highly trained and seasoned staff, preferably with existing customer relationships established through prior banking experience. We plan to train our staff to answer questions about all of our products and services so that the first employee the customer encounters can not only resolve the customer’s banking related questions, but can also suggest products and services that may be of interest to the customer. We are committed to hiring experienced and qualified staff, although this may result in higher personnel costs than are typically experienced by similar financial institutions.

•	Experienced Senior Management. Mr. Patton and Mr. Adcock, our president and chief executive officer and chief financial officer, respectively, possess extensive banking experience in North Metropolitan Atlanta as well as substantial business and banking contacts in Bartow County and Gordon County. See “Management”.

•	Community-Oriented Board of Directors. A portion of the boards of directors of Northside Bancshares and Northside Bank will consist predominately of long time residents of Bartow County which represent one of the bank’s target markets and will be sensitive and responsive to the needs of the communities we serve. Additionally, our board of directors will represent a wide array of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to the bank as a result of their experience and involvement.

•	Officer and Director Call Program. We intend to implement an active officer and director call program to promote Northside Bank. The purpose of this call program will be to visit prospective customers, to describe our products and services and to invite them to do business with the bank.

•	Individual Customer Focus. We will focus on providing individualized service and attention to our target customers, which include individuals and small- to medium-sized businesses. As our employees, officers and directors become familiar with our customers, we will respond to credit requests quickly and be more flexible in approving loans based on asset quality and personal knowledge of the customer.

•	Local Decision Making. We plan to position Northside Bank as a locally-owned, community bank focused on being more responsive to customer requests and to the banking needs of individuals and businesses within the communities we serve.

•	Highly Visible Site. Initially, we will have two locations that will be centrally located within Bartow County, one of our primary service areas. We believe that these locations will enhance our image as a strong competitor.

•	Marketing and Advertising. We plan to promote Northside Bank and to develop its image as a community-oriented bank with an emphasis on quality service and personal contact. We will also use traditional sources such as local newspaper advertisements and local event sponsorship; however, we plan to focus our marketing efforts on our formal calling program to leverage existing relationship of directors and executive officers.

•	Offer Fee-Generating Products and Services. Our range of services, pricing strategies, interest rates paid and charged, and hours of operation will be structured to attract our target customers and increase our market share. We will offer small businesses, professionals, entrepreneurs and consumers superior loan services while charging appropriate fees for such services and using technology and engaging third-party service providers to perform some functions at a lower cost to increase fee income. We believe our broad array of products and services will enhance our private banking relationships.

•	Capitalize on Trend Toward Consolidation. We believe that consolidation in the banking industry will continue, resulting in many individuals and small- to medium-sized businesses being dissatisfied with the upheaval in their banking relationships. We expect to capitalize on continued industry consolidation. By positioning ourselves as a community bank that is interested in delivering personal service, we believe that we will draw many of those dissatisfied customers to us.

Lending Services

     Lending Policy. Northside Bank is being established to generally support Bartow County and Gordon County; consequently, we will aggressively lend money to creditworthy borrowers within these two limited geographic areas. Initially, we will have limited working capital to fund our anticipated loan growth. Through our banking operations, our ability to attract deposits will serve as our primary source of working capital to fund loans. To provide additional sources of working capital, we plan to maintain a federal funds borrowed line of credit with one or more correspondent banks and to apply for membership to the Federal Home Loan Bank of Atlanta which will permit us to borrow against our loan portfolio at preferred rates. We will emphasize real estate-related loans, including construction loan for residential and commercial properties, and primary and secondary mortgage loans for the acquisition or improvement of personal residences, as well as commercial loans to small- and medium-sized businesses and professional concerns. We will also emphasize consumer loans to individuals.

     We estimate that, after five years of banking operations, our loan portfolio will be comprised of the following:

Percentage of
Loan Category	Loan Portfolio
Real estate-related loans
Commercial real estate loans	30
Construction and development loans	25
Residential real estate loans	15
Commercial loans to small- and medium- sized businesses	25
Consumer loans	5

     We plan to avoid concentrations of loans to a single industry or based on a single type of collateral. To address the risks inherent in making loans, we will maintain an allowance for loan losses based on, among other things, an evaluation of our loan loss experience, the amount of past due and nonperforming loans, current and anticipated economic changes and the values of certain loan collateral. Based upon such factors, our management will make various assumptions and judgments about the ultimate collectibility of the loan portfolio and provide an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans.

However, because there are certain risks that cannot be precisely quantified, management’s judgment of the allowance is necessarily an approximation and imprecise. The adequacy and methodology of our allowance for loan losses will be subject to regulatory examination and compared to a peer group of financial institutions identified by the bank’s regulatory agencies.

     Loan Approval and Review. Our loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer’s lending authority, either an officer with a higher lending limit or our Loan Committee will determine whether to approve the loan request. We will not make any loans to any of our directors or executive officers unless our board of directors first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

     Lending Limits. Our lending activities will be subject to a variety of lending limits imposed by law. Differing limits apply in some circumstances based on the type of loan or the nature of the borrower, including the borrower’s relationship to Northside Bank. In general, however, we will be able to loan any one borrower a maximum amount equal to either:

•	15% of Northside Bank’s statutory capital base if the loan is not fully secured; or

•	25% of the Northside Bank’s statutory capital base if the entire amount of the loan is fully secured.

     Based on our proposed minimum capitalization and projected pre-opening expenses, our initial lending limit will be approximately $1,500,000 for loans not fully secured and approximately $2,500,000 for loans that are fully secured by good collateral. Our management team has not yet established any minimum or maximum loan limits other than the statutory lending limits described above. These limits will increase or decrease as our capital increases or decreases as a result of its earnings or losses, among other reasons. We may sell participations in our loans to other financial institutions in order to meet all of the lending needs of loan customers. Initially, we will have limited working capital to fund our anticipated loan growth. Through our banking operations, our ability to attract deposits will serve as our primary source of working capital to fund loans. To provide additional sources of working capital, we plan to maintain a federal funds borrowed line of credit with one or more correspondent banks and to apply for membership to the Federal Home Loan Bank of Atlanta which will permit us to borrow against our loan portfolio at preferred rates.

     Credit Risks. The principal economic risk associated with each category of loans that we expect to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower’s ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower’s customers, suppliers and employees.

     With respect to real estate loans generally, the ability of a borrower to repay a real estate loan will depend upon a number of economic factors, including employment levels and fluctuations in the value of real estate. In the case of a real estate purchase loan, the borrower may be unable to repay the loans at the end of the loan term and may thus be forced to refinance the loan at a higher interest rate, or, in certain cases, the borrower may default as a result of its inability to refinance the loan. In either case, the risk of nonpayment by the borrower is increased. In the case of a real estate construction loan, there is generally no income from the underlying property during the construction period, and the developer’s personal obligations under the loan are typically limited. Each of these factors increases the risk of nonpayment by the borrower. The marketability of all real estate loans, including adjustable rate mortgage loans, is also generally affected by the prevailing level of interest rates.

     The well established financial institutions in our two primary service areas are likely to make proportionately more loans to medium- to large-sized businesses than we will make. Many of our anticipated commercial loans will be made to small- to medium-sized business that may be less able to withstand competitive, economic and financial pressures than large borrowers. Our commercial loan portfolio is expected to consist of loans to individual, partnership and corporate borrowers that are primarily located in Bartow County or Gordon

County. Accordingly, we anticipate that our commercial borrowers will reflect the diversified businesses of our two primary service areas, and will principally include service, retail trade and manufacturing firms. The risks associated with commercial loans depend to a large extent upon various economic factors, including the strength of the economy in each of our two primary service areas and the ability of our commercial borrowers to properly evaluate and respond to a changing marketplace. In addition, our commercial borrowers will likely face risks related specifically to the unique nature of their business. For example, service and retail trade firms may incur risks associated with labor shortages and consumer preference changes, while manufacturing firms may incur risks associated with raw material and labor shortages, as well as currency fluctuations.

     Consumer loans generally involve more credit risks than other loans because of the type and nature of the underlying collateral or because of the absence of any collateral. Consumer loan repayments are dependent on the borrower’s continuing financial stability and are likely to be adversely affected by job loss, divorce and illness. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the case of default. In most cases, any repossessed collateral will not provide an adequate source of repayment of the outstanding loan balance. Although the underwriting process for consumer loans includes a comparison of the value of the security, if any, to the proposed loan amount, we cannot predict the extent to which the borrower’s ability to pay, and the value of the security, will be affected by prevailing economic and other conditions.

     Real Estate Loans. We will make commercial real estate loans, construction and development loans, and residential real estate loans. These loans will include some commercial loans where we will take a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans.

     • Commercial Real Estate. Our commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, with an origination fee generally being charged on each loan funded. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80%. We will also project minimum levels of net projected cash flow available for debt service based on the type of loan. In addition, we may require personal guarantees from the principal owners of the property supported by a review by our management of the principal owners’ personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, new job creation trends, tenant vacancy rates and the quality of the borrower’s management. We will attempt to limit our risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.

     • Construction and Development Loans. Our construction and development loans will be made both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of nine months and interest is paid periodically. The ratio of the loan principal to the value of the collateral as established by independent appraisal will not generally exceed 80%. Additionally, speculative loans will be based on the borrower’s financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or appraiser. Risks associated with construction loans include fluctuations in the value of real estate and new job creation trends.

     • Residential Real Estate. Our residential real estate loans will consist of residential first and second mortgage loans and residential construction loans. We will offer fixed and variable rates on our mortgages with the amortization of first mortgages with maturity dates of three years and beyond. These loans will be made consistent with our appraisal policy and with the ratio of the loan principal to the value of collateral as established by independent appraisal generally not to exceed 80% to 90%. We expect these loan to value ratios will be sufficient to compensate for fluctuations in real estate market value and to minimize losses that could result from a downturn in the residential real estate market.

     Commercial Loans. A primary component of our loan portfolio will be loans for commercial purposes. Our commercial loan portfolio is expected to consist of loans principally to retail trade, service and manufacturing firms located in each of our primary service areas. The terms of these loans will vary by purpose and by type of underlying collateral, if any. We will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or other collateral, as well as personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics for its products and services and to respond effectively to such changes are significant factors in a commercial borrower’s creditworthiness.

     Consumer Loans. We will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and home equity lines of credit. Consumer loan repayments depend upon the borrower’s financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars, and trailers, the loan should be amortized over the useful life of the asset. We plan to limit each borrower’s fixed monthly obligations to less than 40% of the borrower’s gross monthly income in order to minimize the risk that the borrower will be unable to satisfy the monthly payment obligations related to the loan. The borrower will generally be required to be employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower’s past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. Consumer loans will generally be made at a fixed rate of interest.

Investments

     In addition to loans, we will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. These investments will include U.S. Treasury bills with treasury notes, as well as investments in securities of federally sponsored agencies, such as Federal Home Loan Bank bonds. In addition, we may also invest in federal funds, negotiable certificates of deposit, banker’s acceptances, mortgage backed securities, corporate bonds and municipal or other tax-free bonds. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. Our Asset/Liability/Investment Committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to our policy as set by our board of directors.

Asset and Liability Management

     Our Asset/Liability/Investment Committee will manage our assets and liabilities and will strive to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity and adequate liquidity. The committee will conduct these management functions within the framework of written loan and investment policies that we will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

Deposit Services

     We will seek to establish solid core deposits, including checking accounts, money market accounts, savings accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, we will employ an aggressive marketing plan in our primary service area and feature a broad product line and competitive services. The primary sources of deposits will be residents of, and businesses and their employees located in, our primary service area. We plan to obtain these deposits through personal solicitation by our officers and directors, direct mail solicitations and advertisements in the local media. In order to attract our initial deposit base, we may offer higher interest rates on various deposit accounts.

Other Banking Services

     Other anticipated bank services include overdraft protection, direct deposit, wire transfers, night depository, safe deposit boxes, travelers checks, debit cards and automatic drafts. We plan to become associated with a shared network of automated teller machines that our customers will be able to use throughout Georgia and other regions. We may offer annuities, mutual funds and other financial services through a third party that has not yet been chosen. We also plan to offer Mastercard® and VISA® credit card services through a correspondent bank as an agent for the bank. We will not exercise trust powers during our early years of operation. We may in the future offer a full-service trust department and internet banking with corporate cash management services, but cannot do so without additional approvals of the Georgia Department.

Marketing and Advertising

     Our target customers will be the residents and the small- to medium-sized businesses and their employees located in our two primary service areas.

     We intend to develop our image as a community-oriented bank with an emphasis on quality service and personal contact. While we plan to utilize traditional advertising mediums such as local newspapers and local event sponsorship, we plan to focus our marketing efforts on leveraging the existing relationships of our directors and management, principally through our formal calling program.

Employees

     When it begins operations, Northside Bank will have approximately 13 full-time employees. We do not expect Northside Bancshares to have any employees who are not also employees of Northside Bank.

Office Facilities

     In exchange for 95,000 shares of our common stock, our proposed Chairman, Orlando Wilson will contribute the land where we expect to construct our permanent banking Adairsville facility. We expect to begin construction of this facility in June 2005, with completion anticipated in December 2005. The estimated costs of constructing our Adairsville permanent main office facility are $1,500,000, and the estimated costs of furnishing and equipping the facility are $300,000. Our Adairsville facility will consist of approximately 15,000 square feet and there will be approximately 3 drive-in-pods attached to the building. We plan to begin our Adairsville banking operations in a temporary facility located at 7441 Adairsville Highway, Adairsville, Georgia 30103.

     In Cartersville, we expect to lease approximately 5,000 square feet of space for our permanent Cartersville facility. The estimated costs of leasing, furnishing and equipping the Cartersville facility are $225,000.

Legal Proceedings

     As of the date of this prospectus, there were no legal proceedings to which we, or any of our properties, were subject.

MANAGEMENT

General

     The following table sets forth, for the directors and executive officers of Northside Bancshares and Northside Bank, (i) their names, and ages as of January 31, 2005, (ii) their respective positions with us, (iii) the number of shares of common stock we expect to be beneficially owned by our organizers, directors and executive officers after this offering, (iv) the percentage of outstanding shares such number will represent, and (v) the number of shares subject to warrants and options we expect them to receive when we complete this offering. The address of each of the individuals below is the address of our main office.

			Percentage of
			Outstanding
			Shares of	Shares	Shares
Name and Address (Age)		Number of	Minimum/Maxi-	Subject to	Subject to
Directors and Executive Officers	Positions to be Held	Shares	mum Offerings	Warrants	Options
Barry J. Adcock (34)	Chief Financial
	Officer	—	—	—	15,000

Paul D. Beckham (61)	Director	25,000	2.36/1.67	25,000	-0-

Glenn N. Burns (52)	Director	25,000	2.36/1.67	25,000	-0-

Eldon P. Carman (50)	Director	25,000	2.36/1.67	25,000	-0-

Robert J. Cox (62)	Director	25,000	2.36/1.67	25,000	-0-

Sandra G. Doyle (43)	Director	25,000	2.36/1.67	25,000	-0-

William B. Hix (46)	Director	25,000	2.36/1.67	25,000	-0-

J. Wayne Lester (61)	Director	25,000	2.36/1.67	25,000	-0-

Gregory F. Patton (44)	President, Chief
	Executive Officer
	and Director	—	—	—	52,500

George Shropshire (67)	Director	25,000	2.36/1.67	25,000	-0-

			Percentage of
			Outstanding
			Shares of	Shares	Shares
Name and Address (Age)		Number of	Minimum/Maxi-	Subject to	Subject to
Directors and Executive Officers	Positions to be Held	Shares	mum Offerings	Warrants	Options
William P. Smith, Jr. (41)	Director	25,000	2.36/1.67	25,000	-0-

Charles Shultz (54)	Director	25,000	2.36/1.67	25,000	-0-

Marvin Taylor (80)	Director	15,000	1.42/1.00	15,000	-0-

Orlando Wilson (57)	Director	95,000	8.96/6.33	95,000	-0-

TOTAL		360,000	33.9/24.00	360,000	67,500

     Each person listed as a director of Northside Bancshares in the table above has served as a director since its inception. The directors of Northside Bancshares serve staggered terms, which means that one-third of the directors will be elected each year at our annual meeting of shareholders. Accordingly, our board of directors is divided into three classes, with Messrs. Wilson, Beckham, Taylor and Shropshire serving as Class I directors, Messrs. Lester, Cox, Burns and Patton serving as Class II directors, and Mrs. Doyle and Messrs. Smith, Carman, Shultz and Hix serving as Class III directors. The initial term of the Class I directors expires in 2006, the initial term of the Class II directors expires in 2007, and the initial term of the Class III directors expires in 2008. Thereafter, each director will serve for a term of three years. Our officers are appointed by our board of directors and hold office at the will of our board. See “Important Provisions of Northside Bancshares’ Articles of Incorporation and Bylaws”.

     Each person listed above also is a proposed director of Northside Bank and will, upon approval of the Georgia Department, serve until Northside Bank’s first shareholders’ meeting, which will convene shortly after Northside Bank receives its charter. Northside Bancshares, as the sole shareholder of Northside Bank, will nominate each proposed director to serve as a director of the bank at that meeting. After the first shareholders’ meeting, directors of the bank will serve for a term of one year and will be elected by Northside Bancshares each year at Northside Bank’s annual meeting of shareholders. Northside Bank’s officers will be appointed by its board of directors and will hold office at the will of its board.

     The following is a biographical summary of each of our directors and executive officers.

     Barry J. Adcock has served as the chief financial officer of Northside Bancshares since February 1, 2005 and is the proposed chief financial officer of Northside Bank. Mr. Adcock was born in Adairsville, Georgia in 1970 and lived there for 22 years. Mr. Adcock graduated from Adairsville High School in 1988 and then attended Kennesaw State University (KSU) where he earned his BBA degree in Accounting in 1992. Upon graduation from KSU, Mr. Adcock was employed by The Bankers Bank, Atlanta, Georgia. Over the next 12 years Mr. Adcock served in several management positions rising to Controller in 2002. In April 2004, Mr. Adcock was appointed Vice President/Controller of the Georgian Bank in Powder Springs, Georgia. Mr. Adcock received his designation as Certified Public Accountant from the State of Georgia in November 1998 and completed the Graduate School of Banking at Colorado in 2001. Mr. Adcock served as Youth Director for Cedar Creek Baptist Church in Adairsville, Georgia from 2002 to 2004. Mr. Adcock continues active involvement with the youth program and other civic opportunities.

     Paul D. Beckham has served as a director of Northside Bancshares since its inception and is a proposed director of Northside Bank. Mr. Beckham attended Young Harris College from September 1961 until June of 1963, at which time he moved to Atlanta, Georgia. He received his BBA from Georgia State University in 1968, with a major in accounting. He also was a member of the United States Army Reserves from 1964 until 1970. Upon graduation from Georgia State University, Mr. Beckham was employed by Southern Airways, Inc. He left Southern Airways in 1969 and joined Turner Advertising Company as its controller. Mr. Beckham was elected a vice president of Turner in 1973 and has held several positions with Turner over the years, including VP and Controller and Senior Vice President of Finance and Administration. Mr. Beckham was involved in all major transactions of Turner during this period, including the purchase of the Atlanta Braves, the Atlanta Hawks, more than one soccer team, the formation of Cable News Network and its siblings Headline News and CNN International, the Cable Music Channel, and TNT. Mr. Beckham also was responsible for Ted Turner’s personal investments in real estate and ranches while focusing on Turner’s filings with the Securities and Exchange Commission and the Internal Revenue Service.

     In 1989, Mr. Beckham moved his focus from the corporate fiscal and administrative areas and served as President of the Goodwill Games, the entity he helped Ted Turner form to promote goodwill with the Soviet Union. Upon completion of the 1990 Goodwill Games, Mr. Beckham became President of Turner Cable Sales, Inc., a sales organization focusing on the sale of Turner products to the cable industry. In addition, Mr. Beckham served as the CEO of SportsSouth, a startup cable sports network, and several place-based services such as the Airport Channel and the Check-out Channel.

     In 1994, Mr. Beckham left Turner to form Hope Beckham, Inc. Hope Beckham, Inc. is a public relations and events company currently employing 20 persons in metropolitan Atlanta. The firm has been recognized as one of the top ten boutique public relation firms in the nation by the Paul Holmes Group in New York and was listed as the 4th largest private PR firm in Atlanta by the Atlanta Business Chronicle in 2004.

     Glenn N. Burns has served as a director of Northside Bancshares since its inception and is a proposed director of Northside Bank. Mr. Burns is the chief meteorologist and science editor for WSB-TV’s Channel 2 Action News’ Severe Weather Team 2 in Atlanta, Georgia. He is an American Meteorological Society (the “AMS”) Certified meteorologist and appears on the 5, 6, and 11 p.m. newscasts Mondays through Fridays. Mr. Burns also hosts the Georgia State Lottery and the nationally televised Big Game drawing. Mr. Burns has been with WSB-TV since 1981. After graduating from the University of Florida with a BS in Communications and Broadcasting, Mr. Burns was the chief meteorologist and science editor for WPTV-TV in West Palm Beach, Florida from 1975 to 1978. Mr. Burns did his post-graduate work in astrophysics at the University of Minnesota and was chief meteorologist and science editor for KARE-TV in Minneapolis, Minnesota from 1978 to 1981.

     A certified meteorologist by the AMS, Mr. Burns is a member of both the national and the Atlanta chapter of the AMS. He also is a member of the Scientific Advisory Board for the Lake Allatoona Preservation Authority, and a board member of the Earth and Atmospheric Sciences Department at Georgia Tech University in Atlanta.

     Mr. Burns has had extensive experience in the science community, working on the Quasar Project at the VLA Radio Telescope in New Mexico with project manager Dr. Butler Burton from the University of Minnesota; working with Dr. Josh Wurman and his Doppler on Wheels project at the University of Oklahoma during several tornado seasons as storm chaser, radar monitor and documentarian; documenting the CAMEX Hurricane Project in Jacksonville, Florida; and assisting in development of hyper-local computer weather modeling with Atmospheric Prediction Systems in Tallahassee, Florida.

     Mr. Burns has received numerous awards from the American Red Cross, Civil Defense, Coast Guard, Associated Press Weathercaster of the Year, Best of Atlanta Magazine, Best of Cobb Magazine, Best of Gwinnett Magazine, and has been nominated for numerous Emmy Awards.

     Mr. Burns works for numerous area non-profit organizations, including The Center for Family Resources, March of Dimes, Boys and Girls Clubs, Sheltering Arms, and the YWCA. Mr. Burns is a member of St. Peter and St. Paul Episcopal Church in Marietta, Georgia.

     Eldon P. Carman has served as a director of Northside Bancshares since its inception and is a proposed director of Northside Bank. Mr. Carman attended Tennessee at Southern Adventist University. He continued his education at Loma Linda University School of Dentistry, graduating in 1977 with his Doctor of Dental Surgery degree. He taught at Loma Linda University of School of Dentistry before doing a residency in Endodontics, which he received a Masters of Science degree in 1980. In July 1980, Mr. Carman started his endodontic practice in Austell, Georgia, where he currently practices. Mr. Carman is a member of the American Association of Endodontics and was the student representative to its Board of Directors. Mr. Carman was President of the National Association of Seventh-day Adventist Dentists in 1996. Mr. Carman has been involved with overseas dental mission work and is active in this local church. Mr. Carman resides in Adairsville, Georgia.

     Robert “Bobby” J. Cox has served as a director of Northside Bancshares since its inception and is a proposed director of Northside Bank. Mr. Cox was born in Tulsa, Oklahoma. Upon finishing high school, Mr. Cox signed with the Los Angeles Dodgers and attended Reedley Junior College in the off season.

     Mr. Cox played with the New York Yankees in 1968 and 1969. Mr. Cox was forced to retire after the 1970 season due to injuries. Mr. Cox began his managerial career in 1971. Mr. Cox managed in the minor league until 1976, and was called back up to the major league as a coach in 1977. Ted Turner hired Mr. Cox as the Atlanta Braves Manager in 1978.

     Mr. Cox managed the Atlanta Braves through 1981, and then signed with the Toronto Blue Jays in 1982 leading them to their first American League Divisional Championship in 1985. He returned to the Atlanta Braves in 1986 as General Manager. After five years, his heart led him back to the field where he has remained, and is currently managing.

     Mr. Cox has served on the Braves Board of Directors for a number of years. He has won Manager of the Year in both the American and National Leagues, and has led the Braves to 13 consecutive National League Division Titles and one World Series Championship. He is one of the top ten “winningest” managers of all time.

     Mr. Cox resides in Marietta Georgia, but spends much of his free time in his country home located for the past 13 years in Adairsville, GA.

     Sandra G. Doyle has served as a director of Northside Bancshares since its inception and is a proposed director of Northside Bank. Mrs. Doyle has resided in Dalton, Georgia for 22 years. Mrs. Doyle earned a BBA with a major in marketing from West Georgia College, summa cum laude, in 1983. Mrs. Doyle started AJS Outdoor Advertising in 1988 and sold all of its assets to Eller Media of Chattanooga in 1999. She served on the Board of the Outdoor Advertising Association of Georgia during this time. Mrs. Doyle served on the Board of Premier Bank for 5 years where she served on the asset/liability committee and was later appointed chairman of the marketing committee. Mrs. Doyle served on the Board of the League of Women Voters as Vice-President and is currently on the Board of Directors of the Dalton Golf and Country Club. Mrs. Doyle is currently the Vice-President of the Catfight, a women’s golf membership at the Dalton Golf and Country Club. Mrs. Doyle is active in real estate development.

     William B. Hix has served as a director of Northside Bancshares since its inception and is a proposed director of Northside Bank. Mr. Hix has his own real estate development company WBH Contracting, Inc. which has been developing in Bartow County since 1993. Mr. Hix has developed and constructed five single family subdivisions and four multi family communities, and is currently developing two more multi family communities and twelve commercial sites. Mr. Hix is active with The Georgia Home Builders Association serving as Bartow County President in 1990 and 1994. He also served on the Board of Directors for the Home Builders Associations Executive Committee and Governmental Affairs Committee. Mr. Hix was Builder of the Year in 1995 and again in 2000 and is a lifetime Director for the Bartow County Home Builders Association. Mr. Hix has been the Chairman of the Bartow County Planning and Zoning Board since 1999 and overall member since 1993. Mr. Hix also serves on the Variance Board for Bartow County and is an active member of the Chamber of Commerce. Mr. Hix is a member of the Trinity United Methodist Church in Cartersville, Georgia.

     J. Wayne Lester has served as a director of Northside Bancshares since its inception and is a proposed director of Northside Bank. Mr. Lester enlisted in the United States Marine Corp in 1963 and was honorably discharged in 1967. He attended Georgia State College and was granted a BBA in 1968. He also attended the

Georgia Institute of Technology and did post graduate studies at Georgia State. Mr. Lester received his designation as a Certified Public Accountant from the State of Georgia in May 1971. He has over 25 years experience in the accounting and financial management field. After a four-year tenure with a national CPA firm, Mr. Lester was employed as the corporate controller of manufacturing companies in Tucker and Calhoun, Georgia. In 1985, he opened his CPA practice. His clients consist of small and medium size businesses from a wide variety of industries and individuals. He has served his profession through the American Institute of CPAs and the Georgia Society of CPAs. Mr. Lester has been actively involved in his community and has been a member of the Cherokee County Chamber of Commerce since 1988. He has served his community through involvement in numerous business, civic and benevolent organizations such as the Rotary, United Way, Woodstock Business Association and others. Mr. Lester is a public speaker presenting a variety of programs addressing business, tax, leadership and personal development topics.

     Gregory F. Patton has served as chief executive officer, president and director of Northside Bancshares since its inception and is a proposed director of Northside Bank. Mr. Patton has resided in Rome, Georgia for 23 years. He earned a BBA from Georgia State University in 1987, and continued his education at the Georgia Banking School of the University of Georgia and the Graduate School of Banking at Louisiana State University. Mr. Patton is currently enrolled at West Georgia University where he is working on a Masters of Business Education. Mr. Patton has over 26 years of experience in business development and financial management. He served as the President of the National Bank of Commerce before resigning to help form Northside Bank. From February 2001 through October 2004, the National Bank of Commerce, under Mr. Patton’s leadership grew its loan portfolio from $38 million to $70 million and its deposits from $40 million to $70 million. Mr. Patton is active in the community and is Chairman Elect of the Cartersville/Bartow County Chamber of Commerce. Mr. Patton has previously served as Chairman of the Governmental Affairs Committee of the Chamber of Commerce, on the Board of Directors, on the Steering Committee for Leadership Bartow County and also in numerous other capacities. Mr. Patton also served as Program Chair for Leadership Georgia in 2003. Other civic activities include, Advisory Board North Georgia Water District 2002-2004, the executive Board North Georgia Water Partnership 2002-2004, Board of Directors Georgia Chamber of Commerce 2003-2004, Board for the Georgia School Council, Treasurer and Board for the Lake Allatoona Preservation Authority 1999-2004, Board of Directors American Red Cross, Executive Board of Directors and Treasurer Cartersville/Bartow College Foundation, and President of the United Way.

     George Shropshire has served as a director of Northside Bancshares since February 8, 2005, and is a proposed director of Northside Bank. Mr. Shropshire was born in Cartersville, Georgia in 1938. He attended Cartersville Schools and graduated from Riverside Military Academy in Gainesville, Georgia. Mr. Shropshire attended Young Harris College and graduated from Atlanta Law School in 1961. In 1965, Mr. Shropshire took over management of the family road construction and real estate businesses. In 1967, he was appointed as a Director of The First National Bank of Cartersville, serving twenty-one years through three mergers which ended with Wachovia Bank. Mr. Shropshire served as a Director and major stockholder of Taylorsville Bank until its sale in 1972. Mr. Shropshire also served as a Director and major stockholder of the Bank of Acworth until its sale to Regions Bank. Mr. Shropshire served as a Director of Bartow County Bank from 1988 through 2004. With his three sons assuming control of Bartow Paving Company, Inc. Mr. Shropshire has retired from the family road construction business. Mr. Shropshire is active in the development of residential and commercial real estate, including a 450 home subdivision in Cartersville. A lifelong member of Sam Jones Memorial United Methodist Church, Mr. Shropshire served on the Board of Trustees and Financing Committee. Mr. Shropshire is a member of the Cartersville Country Club and Founding Member of the Sea Island Club.

     William P. Smith, Jr. has served as a director of Northside Bancshares since its inception and is a proposed director of Northside Bank. Mr. Smith has lived in Adairsville, Georgia since August 1963. Upon his graduation from high school, Mr. Smith attended Berry College in Rome, Georgia where he earned a degree in Animal Science and Business. Following his graduation, Mr. Smith become involved in the cattle business on a part time basis and performed general contracting services focusing primarily upon the agriculture sector. Eventually, the cattle business became Mr. Smith’s full time career and he began purchasing feeder cattle in the southeastern United States and marketing these cattle to large cattle feeding companies in Texas, Oklahoma, and Kansas. Mr. Smith’s company is South to West Land and Cattle Company and provides its service in Georgia and in the panhandle of Texas. This company has grown from 400 head of cattle annually in 1993 to 20,000 head of cattle annually in 2004. South to West Land and Cattle Company also farms 1200 acres of wheat for grain. Mr. Smith is a member of the Adairsville Church of Christ. Mr. Smith served on the advisory board for United Community Bank of Adairsville for 6 years.

     Charles “Chuck” Shultz has served as a director of Northside Bancshares since its inception and is a proposed director of Northside Bank. Mr. Shultz is a 1972 graduate of the School of Business at Miami University Oxford, Ohio. The majority of Mr. Shultz’s working career has been spent in the entertainment industry. He began as an accounting manager of a group owned television station in Toledo, Ohio, progressed to become the business manager for that same group’s radio and television stations in Columbia, South Carolina and subsequently accepted a position in Atlanta as a financial vice president of a radio group. In 1979, Mr. Shultz began a 22 year career at Turner Broadcasting System when he became controller of SuperStation TBS. His responsibilities later grew to include financial accounting and budgeting oversight of the company’s advertising sales division, its programs sales division and its entertainment and sports programming division. In 1984, Mr. Shultz was named a vice president of TBS. During the following years, Mr. Shultz traveled extensively working with TBS’s programming and production partners in the United States, Europe and the former Soviet Union structuring and negotiating production and distribution arrangements. Mr. Shultz played a key financial and business management role in both the 1986 Moscow Goodwill Games and the subsequent 1990 Seattle Goodwill Games. Beginning in the late 1980’s, Mr. Shultz became increasingly involved with music business affairs and by the mid 1990’s, this had become his central responsibility. In 2001, Mr. Shultz retired from Turner Broadcasting. He has continued to remain active as a business consultant and the owner of an automobile collision repair facility in Alpharetta, Georgia which he started in 2002. Over the years, Mr. Shultz has been active in a number of professional organizations including serving as chairman of the cable committee of the Broadcasting/Cable Financial Management Association and as a director of the Atlanta chapter of the Institute of Management Accounting.

     Marvin Taylor has served as a director of Northside Bancshares since February 8, 2005 and is a proposed director of Northside Bank. Mr. Taylor was born in Plainville, Georgia, in Gordon County. After graduating from Plainville High School, he entered North Georgia College in Dahlonega. His college education was interrupted in 1943 when he entered the Army Air Corps as an aviation cadet. Mr. Taylor completed the fighter pilot training program and served during World War II until his honorable discharge in 1946. Mr. Taylor was released from the Air Force reserve with the rank of Captain. After working a short time as a commercial pilot and flight instructor, Marvin entered the field of education. Mr. Taylor worked as a high school math and science teacher and served as principal for three years at his alma mater of Plainville High School. He was also director of training in a private school of business administration, a position he held for five years. Still in an administrative capacity, Marvin assumed the responsibility as administrator of the Gordon County Hospital in Calhoun, Georgia for eight years. In 1965, Mr. Taylor entered the field of banking, becoming managing officer of Calhoun Federal Savings and Loan in Calhoun. In 1969, he joined The Calhoun First National Bank as an assistant vice president and was appointed president in 1980. He left Calhoun First National in early 1985 to serve as a financial and business consultant to Bio Tech, a medical subsidiary of Southeastern Pathology in Rome, Georgia. He then decided to re-enter the banking field, and Mr. Taylor became the chief organizer and Chairman of Georgia Bank and Trust in Calhoun. During his banking career, he pursued graduate studies at Georgia State University and various other institutions including the Senior Bank Officers Program at the Graduate School of Business at Harvard University. Marvin retired from banking in 1996. Mr. Taylor has served as chairman of the Gordon County Board of Education, President of the Calhoun Rotary Club, Calhoun-Gordon County Chamber of Commerce and other endeavors. He has served as a member of the Calhoun-Gordon County Airport Authority for more than 20 years. Mr. Taylor is a member of Belmont Baptist Church.

     Orlando Wilson has served as a director of Northside Bancshares since its inception and is the proposed chairman of Northside Bank. Mr. Wilson has been a resident of Adairsville, Georgia for the past five years. Early in his career, Mr. Wilson became involved in land development and the construction industry. Beginning in 1975, the focus of Mr. Wilson’s career turned to mass media pursuits including print media, television production, talent, management and hosting television programs. From 1975 through 1980 he was the publisher of two outdoor magazines. Following that, Mr. Wilson went on to host his own local and later national fishing program. The program ran until 2000, when he retired as a television personality. During his years in media Mr. Wilson also formed and managed his own production company which produced and sold airtime in his program and other outdoor programs. Mr. Wilson sold his production company to a national cable television network in 1996. During the same period Mr. Wilson also founded and managed a talent agency for sport fishing personalities. Following the sale of his television production company and his retirement from the entertainment industry, Mr. Wilson turned his full time attention to real estate investment and land development. Among other projects, he is presently developing an upscale residential subdivision in Adairsville as well as an industrial park adjacent to the Interstate 75 / Georgia Route 140 interchange. In 1988, Mr. Wilson played an instrumental role in the organization of the Bank of North Georgia. He continued to be involved with that institution as a director until it was sold in 1999. In addition to his substantial business experience, Mr. Wilson is a well recognized person in the community and has been heavily involved with local, state and national organizations such as the Georgia Special Olympics, the Leukemia Society, the Cancer Society, the Spina Bifida Society, the Dream Come True Organization and the Fish American Foundation.

Committees of the Boards of Directors

     We have established the following committees. Other committees may be established as needed once we begin banking operations. In the future, we expect to add additional members to each of our committees.

     Audit, Compliance and CRA Committee. Our Audit, Compliance and CRA Committee will recommend to the board of directors the independent public accountants to be selected to audit our annual financial statements and will approve any special assignments given to the independent public accountants. The committee will also review the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of our internal accounting staff. Additionally, the committee will provide oversight to our compliance staff for adherence with regulatory rules and regulations, including the Community Reinvestment Act. The committee will also establish appropriate levels of directors and officers insurance and blanket bond insurance. The members of the committee will include Mrs. Doyle and Messrs. Lester, Shultz, Taylor, Cox, and Beckham.

     Building/Site Committee. Our Building/Site Committee will be responsible for oversight of all activities relating to the purchase, construction and improvement our banking facilities. The members of the committee will include Messrs. Smith, Wilson, Hix, Carman, Patton and Shropshire.

     Business Marketing and Technology Committee. Our Business Marketing and Technology Committee will develop, implement and monitor our director/officer development program and monitor and evaluate its success and its impact on projected growth levels at the bank. In addition, the committee will be responsible for product design and development. The members of the committee will include Messrs. Beckham, Cox, Burns, Carman, Smith, and Patton.

     Executive Committee. Our Executive Committee will be authorized, between meetings of the board of directors, to perform all duties and exercise all authority of the board of directors, except for those duties and authorities specifically granted to other committees of the board of directors are which are exclusively reserved for the full board of directors. The committee will make recommendations to the board of directors regarding matters important to the overall management and expansion of Northside Bancshares and Northside Bank. The members of the committee will include Mrs. Doyle and Messrs. Wilson, Hix, Smith, Taylor and Patton.

     Asset/Liability/Investment Committee. Our Asset/Liability/Investment Committee will have responsibility for our overall investment strategy. This will include liquidity management, risk management, and net interest margin management, as well as monitoring of deposit level trends and pricing, asset level trends and pricing and portfolio investment decisions. In addition, the committee will work closely with the board of directors to plan annual budgets and develop three to five year strategic plans. The members of the committee will include Messrs. Shultz, Beckham, Burns, Patton, and Lester.

     Loan Committee. Our Loan Committee will review any loan request made by a potential borrower over $200,000 for compliance with our lending policies and federal and state rules and regulations governing extensions of credit. After making this review, the committee will decide whether to extend credit to the potential borrower. In addition, the committee will have the responsibility for establishing and approving, in conjunction with management, all major policies and procedures pertaining to loan policy. The committee will also review all past due reports, non-accrual reports, and other indicators of overall loan portfolio quality, and will establish measurements for determining the adequacy of our loan loss reserve. The members of the committee will include Mrs. Doyle and Messrs. Hix, Wilson, Shropshire, Smith, Taylor and Patton.

     Compensation Committee. Our Compensation Committee will establish compensation levels for officers of Northside Bancshares and Northside Bank, review management organization and development, review significant employee benefit programs and establish and administer executive compensation programs, including the Stock Option Plan described in this prospectus. The committee will include Mrs. Doyle and Messrs. Carman, Lester, Wilson, and Patton.

EXECUTIVE COMPENSATION

2004 Compensation

     We began our organizational activities on August 3, 2004, and consequently, do not have historical compensation information for the requisite period required to be reported under the rules promulgated by the Securities and Exchange Commission. Accordingly, the following table shows information from August 1, 2004 through January 31, 2005 with regard to compensation for services rendered in all capacities to Northside Bancshares by its president and chief executive officer. We had no other officers as of January 31, 2005. We hired Barry J. Adcock to serve as our chief financial officer, effective February 1, 2005.

Summary Compensation Table

			Annual Compensation
Name and					Other Annual
Principal Position	Year		Salary ($)	Bonus ($)	Compensation ($)
Gregory F. Patton, President and Chief Executive Officer	2005	(1)	$34,375	-0-	$2,000

(1)	Represents salary from August 1, 2004 through January 31, 2005. Mr. Patton will continue to be paid at a rate of $13,750 per month until Northside Bank receives final regulatory approvals to open. See “— Employment Agreement” below.

(2)	Represents automobile allowances paid from November 15, 2004 through January 31, 2005.

Employment Agreements

     Gregory F. Patton. Effective November 15, 2004, we entered into an employment agreement with Gregory F. Patton regarding Mr. Patton’s employment as president and chief executive officer of Northside Bank and Northside Bancshares. The agreement provides for Mr. Patton to receive a base salary of $165,000 per year, subject to annual increases in an amount determined by our board of directors. The agreement also grants Mr. Patton stock options to purchase up to 52,500 shares of our common stock with 20% of the shares vesting on the last day of each of the first five fiscal years of the bank. Mr. Patton will also receive an automobile allowance of $800 per month and initiation fees and monthly dues for social clubs and civic clubs approved by our board of directors.

     The agreement commenced on November 15, 2004, and continues for a period of three years. At the end of the initial term of the agreement, and at the end of each year thereafter, the agreement will be extended for successive three-year periods unless either party notifies the other of his or its intent not to extend the agreement. Employment may be terminated:

•	by Northside Bank for cause (as defined in the employment agreement);

•	by Mr. Patton if Northside Bank breaches any material provision of the employment agreement;

•	by Northside Bank or Northside Bancshares if the effort to organize Northside Bank is abandoned;

•	by Mr. Patton upon 30 days’ notice; or

•	upon Mr. Patton’s death or disability.

     If the employment of Mr. Patton is terminated for cause by Northside Bancshares or Northside Bank, Mr. Patton will be prohibited from competing with Northside Bank or soliciting its customers or employees within a 30-mile radius of Northside Bank’s main office and any branch office of Northside Bank for a period of two years after the date of termination. In the event Mr. Patton is terminated without cause, the two year restriction above shall be reduced to six months.

     Barry J. Adcock. Effective February 1, 2005, we entered into an employment agreement with Barry Adcock regarding Mr. Adcock’s employment as chief financial officer of Northside Bank and Northside Bancshares. The agreement provides for Mr. Adcock to receive a base salary of $100,000 per year, subject to annual increases in an amount determined by our board of directors. The agreement also grants Mr. Adcock stock options to purchase 15,000 shares of our common stock with 20% of the shares vesting on the last day of each of the first five fiscal years of the bank. Mr. Adcock will also receive initiation fees and monthly dues for social cubs and civic associations approved by our board of directors.

     The agreement commenced on February 1, 2005 and continues for a period of three years. At the end of the initial term of the agreement, and at the end of each year thereafter, the agreement will be extended for successive three-year periods unless either party notifies the other of his or its intent not to extend the agreement. Employment may be terminated:

•	by Northside Bank for cause (as defined in the employment agreement);

•	by Mr. Adcock if Northside Bank breaches any material provision of the employment agreement;

•	by Northside Bank or Northside Bancshares if the effort to organize Northside Bank is abandoned;

•	by Mr. Adcock upon 30 days’ notice; or

•	upon Mr. Adcock’s death or disability.

Director Compensation

     The directors of Northside Bancshares and Northside Bank will not be compensated separately for their services as directors until we become cumulatively profitable. Thereafter, we will adopt compensatory policies for our directors that conform to applicable law.

Stock Option Plan

     General. We have adopted a stock option plan that provides us with the flexibility to grant the stock incentives described in this section of the prospectus to our key employees, officers, directors, consultants and advisers for the purpose of giving them a proprietary interest in, and to encourage them to remain in the employ or service of, Northside Bancshares and Northside Bank. Our board of directors has reserved up to 225,000 shares of our common stock for issuance through options that may be granted under the stock option plan. However, the number of shares of our common stock reserved for issuance under the stock option plan will not exceed an amount equal to 15% of the shares sold in this offering. Accordingly, only 159,000 shares of our common stock will be reserved for issuance if we attain only the minimum offering of 1,060,000 shares, while 225,000 shares of our common stock will be reserved for issuance if the maximum offering of 1,500,000 shares is attained. Mr. Patton and Mr. Adcock have been granted an option to acquire 52,500 shares and 15,000 shares, respectively, to be issued under the plan. The number of shares reserved for issuance may change in the event of a stock split, recapitalization or similar event as described in the plan.

     Administration. It is expected that a committee of our board of directors, which will be comprised of at least two non-employee directors, will administer the plan. Our board of directors will consider the standards contained in both Section 162(m) of the Internal Revenue Code of 1986, as currently in effect, and Rule 16b-3 under the Securities Exchange Act, when appointing members to the committee. The committee and our board of directors will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that they may deem necessary or advisable to administer the plan.

     The plan permits the committee or our board of directors to grant stock options to eligible persons. Options may be granted on an individual basis or to a group of eligible persons. Accordingly, the committee or our board of directors will determine, within the limits of the plan, the number of shares of our common stock subject to an option, to whom an option is granted and the exercise price and forfeiture or termination provisions of each option. A holder of a stock option generally may not transfer the option during his or her lifetime.

     Option Terms. The plan provides for incentive stock options and non-qualified stock options. The committee or our board of directors will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option.

     The committee or our board of directors will determine the exercise price of an option. The exercise price of an incentive stock option may not be less than the fair market value of our common stock on the date of the grant, or less than 110% of the fair market value if the participant owns more than 10% of our outstanding common stock. When the incentive stock option is exercised, we will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options may be greater than, less than or equal to the fair market value of the common stock on the date that the option is awarded, based upon any reasonable measure of fair market value. The committee may permit the exercise price to be paid in cash or by the delivery of previously owned shares of common stock, and, if permitted in the applicable option agreement, through a cashless exercise executed through a broker or by having a number of shares of common stock otherwise issuable at the time of exercise withheld.

     The committee or our board of directors will also determine the term of an option. The term of an incentive stock option or non-qualified stock option may not exceed ten years from the date of grant, but any incentive stock option granted to a participant who owns more than 10% of our outstanding common stock will not be exercisable after the expiration of five years after the date the option is granted. Subject to any further limitations in the applicable agreement, if a participant’s employment terminates, an incentive stock option will terminate and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, one year will be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of our common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $10,000 per recipient. If incentive stock options covering more than $100,000 worth of our common stock first become exercisable in any one calendar year, the excess will be non-qualified options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered to become exercisable in the order granted.

     Change of Control. In the event of a change in control, any outstanding options under the plan shall be fully vested, non-forfeitable, and become exercisable, as of the date of the change in control.

     Termination of Options. The terms of particular options may provide that they terminate, among other reasons, upon the holder’s termination of employment or other status with Northside Bancshares or Northside Bank, upon a specified date, upon the holder’s death or disability, or upon the occurrence of a change in control of Northside Bancshares. An agreement may provide that if the holder dies or becomes disabled, the holder’s estate or personal representative may exercise the option. The committee or our board of directors may, within the terms of the plan and the applicable agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above.

     Reorganizations. The plan provides for an appropriate adjustment in the number and kind of shares subject to unexercised options in the event of any change in the outstanding shares of our common stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event. In the event of some types of corporate reorganizations, the committee or our board of directors may, within the terms of the plan and the applicable agreement, substitute, cancel, accelerate, cancel for cash or otherwise adjust the terms of an option.

     Amendment and Termination of the Plan. Our board of directors has the authority to amend or terminate the plan. Our board of directors is not required to obtain shareholder approval to terminate the plan or, generally, to amend the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities, or other laws. However, any action by our board of directors may not adversely affect the rights of a holder of a stock option without the holder’s consent.

     Federal Income Tax Consequences. The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

•	Incentive Stock Options. A participant will not recognize income upon the grant of an incentive stock option, nor will he or she be taxed when exercising all or a portion of their option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for our common stock and the amount for which he or she sells the stock. If the participant does not sell the shares of our common stock prior to two years from the date of grant of the incentive stock option and one year from the date the stock is transferred to him or her, the gain will be a capital gain and we will not get a corresponding deduction. If the participant sells the shares of our common stock at a gain before that time, the difference between the amount the participant paid for the stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and we will be entitled to a corresponding tax deduction. If the participant sells the shares of our common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

•	Non-Qualified Options. A participant will not recognize income upon the grant of a non-qualified option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of our common stock on the date the option is exercised over the price paid for the stock, and we will then be entitled to a corresponding deduction.

     Depending upon the time period for which shares of our common stock are held after exercising an option, the sale or other taxable disposition of shares acquired by exercising a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified option was exercised.

     Special rules apply to a participant who exercises a non-qualified option by paying the exercise price, in whole or in part, by selling back to us shares of our common stock already held by the participant and to a participant who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934.

Life Insurance

     We have purchased “key man” life insurance policies in the amount of $1,000,000 for each of Messrs. Patton and Adcock. Northside Bancshares is the beneficiary of these policies.

RELATED PARTY TRANSACTIONS

     We have agreed to issue our proposed Chairman, Orlando Wilson, 95,000 shares of common stock in exchange for the land on which we expect to construct our Adairsville banking facility. We received two appraisals on the land from Robert Connor & Company, Inc. and S. Hue Brannen CCIM for $1,115,000 and $1,200,000 respectively.

     We also expect to enter into banking and other business transactions in the ordinary course of business with our organizers, directors and officers, including members of their families or corporations, partnerships or other organizations in which these organizers, directors and officers have a controlling interest. If transactions between Northside Bancshares or Northside Bank and any of our organizers, directors or officers occur, the transaction:

•	will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to us;

•	will be on terms no less favorable than could be obtained from an unrelated third party; and

•	will be approved by a majority of the directors who do not have an interest in the transaction.

DESCRIPTION OF CAPITAL STOCK OF
NORTHSIDE BANCSHARES

Common Stock

     Our articles of incorporation authorize our board of directors, without shareholder approval, to issue up to 10,000,000 shares of common stock, par value $1.00 per share, of which up to 1,500,000 shares will be issued in this offering. As of the date of this prospectus, up to 225,000 shares of our common stock were reserved for issuance upon the exercise of stock options to be issued under our stock option plan and 360,000 shares of our common stock were reserved for issuance upon the exercise of warrants to be issued to our organizers and directors.

     All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. Upon voluntary or involuntary liquidation or dissolution of Northside Bancshares, all shares of our common stock will be entitled to share equally in all of Northside Bancshares’ assets that are available to for distribution the shareholders. We do not anticipate paying any cash dividends on our common stock in the near future. Each holder of our common stock will be entitled to one vote for each share on all matters submitted to shareholders. Holders of our common stock will not have any right to acquire authorized but unissued capital stock of Northside Bancshares whenever we issue new shares of our capital stock. No cumulative voting right with respect to the election of directors, redemption rights, sinking fund provisions or conversion rights apply to our common stock. All shares of our common stock issued in the offering will be fully paid and non-assessable.

Preferred Stock

     Our articles of incorporation also authorize our board of directors, without shareholder approval, to issue up to 10,000,000 shares of preferred stock, no par value per share. Our board of directors may determine the terms of the preferred stock. Preferred stock may have voting rights, subject to applicable law and determination by our board of directors. Although we have no present plans to issue any preferred stock, the ownership and control of Northside Bancshares by the holders of our common stock would be diluted if we were to issue preferred stock that had voting rights.

Organizers’ Warrants

     Our organizers intend to purchase approximately 360,000 shares of our common stock in this offering at a price of $10.00 per share. This represents approximately 30% of the 1,060,000 shares that will be outstanding after completing the minimum offering, or approximately 21% of the 1,500,000 shares that will be outstanding if the maximum offering is completed.

     In consideration for assisting in our organization and in recognition of the financial risks undertaken by our organizers in our organization, on the date Northside Bank opens for business, each of our organizers will be granted warrants to purchase additional shares of our common stock. Particularly, our organizers have each personally guaranteed the full amount of our line of credit from Nexity Bank, for an amount up to $500,000, to be used to fund our organizational activities. We will issue to each organizer a warrant to purchase one share of our common stock for each share the organizer purchases in this offering. Accordingly, based on the intent of our organizers to purchase approximately 360,000 shares of our common stock in this offering, we expect the organizers to be able to purchase up to 360,000 more shares through the exercise of warrants. The one-to-one ratio between the anticipated number of warrants to be issued to them, was determined after considering a number of factors. The principal factors we considered were the financial risk undertaken in guaranteeing our line of credit, prevailing market conditions, comparable de novo bank holding company capitalizations and regulatory restrictions.

     The warrants will be immediately vested and will be exercisable in 33.3% annual increments beginning on the one-year anniversary of the date Northside Bank opens for business. Warrants will remain exercisable for the ten year period following the date on which Northside Bank opens for business. Each share purchased under a warrant will be issued at a price of $10.00, subject to adjustment for stock splits, recapitalizations or other similar events. Additionally, if either Northside Bancshares’ or Northside Bank’s capital falls below the minimum level mandated by its primary federal regulator, we may be directed to require the organizers to exercise or forfeit their warrants. If all of the warrants were exercised, our organizers, directors and executive officers would own approximately 50% of the shares of our common stock outstanding after the minimum offering and 39% of the outstanding shares after the maximum offering.

IMPORTANT PROVISIONS OF NORTHSIDE BANCSHARES’
ARTICLES OF INCORPORATION AND BYLAWS

Protective Provisions

     General. Shareholders’ rights and related matters are governed by the Georgia Business Corporation Code and the articles of incorporation and bylaws of Northside Bancshares. Our articles of incorporation and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove our management or to gain control of Northside Bancshares if a particular transaction was not supported by our board of directors. These provisions are discussed in more detail below. In general, the purpose of these provisions is to further and protect the interests of Northside Bancshares and those of its shareholders as appropriate under the circumstances, including if the board of directors determines that a sale of control is in the best interests of Northside Bancshares and its shareholders, by enhancing the board of director’s ability to maximize the value to be received by shareholders upon such a sale.

     Although our management believes the protective provisions are beneficial to our shareholders, they also may tend to discourage some takeover bids. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be an expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.

     The protective provisions also may discourage open market purchases by a potential acquirer. These purchases could increase the market price of our common stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the provisions could decrease the market price of our common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also could make it more difficult and time consuming for a potential acquirer to obtain control of Northside Bancshares by replacing our board of directors and management. Furthermore, the provisions could make it more difficult for our shareholders to replace the board of directors or management, even if a majority of our shareholders believes that replacing them would be in our best interests.

     The protective provisions contained in our articles of incorporation and bylaws are discussed more fully below.

     Preferred Stock. The existence of preferred stock could impede a takeover of Northside Bancshares without the approval of our board of directors. This is because our board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Northside Bancshares through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of our common stock and, in certain circumstances, could decrease its market price.

     Terms for Board of Directors Our articles of incorporation provide that our board of directors will be divided into three classes. Directors serve staggered terms, which means that one-third of our directors will be elected each year at our annual meeting of shareholders. The initial term of our Class I directors expires in 2006, the initial term of the Class II directors expires in 2007 and the initial term of the Class III directors expires in 2008. Thereafter, each director will serve for a term of three years. This means that unless the existing directors were to resign, it would take at least two annual meetings of our shareholders to replace a majority of Northside Bancshares’ directors.

     Under Georgia law, directors are elected annually for a term of one year unless the articles of incorporation provide otherwise.

     Removal of Directors. Our articles of incorporation provide that one or more directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least two-thirds of the total number of votes entitled to be cast by the holders of all of the shares of our capital stock who are entitled to vote in an election of directors.

     Under Georgia law, the shareholders may remove one or more directors with or without cause unless the articles of incorporation or a bylaw adopted by the shareholders provides that directors may be removed only for cause. A director may be removed only by a majority of the votes entitled to be cast. A director may be removed by the shareholders only at a meeting called for the purpose of removing him or her and the meeting notice must state the purpose, or one of the purposes, of the meeting is the removal of the director.

     Business Combinations. Our articles of incorporation and bylaws explicitly “opt in” to Georgia’s business combination statute. Under this statute, mergers or purchases of 10% or more of our assets or securities with a person who beneficially owns 10% or more of our voting stock (an “interested shareholder”) that occur within five years of the acquirer becoming an interested shareholder are prohibited unless:

•	the board of directors approved the business combination or the transaction that made the acquirer an interested shareholder;

•	the interested shareholder attained 90% of the voting stock in the transaction that made the shareholder an interested shareholder; or

•	the interested shareholder attains 90% of the voting stock subsequent to becoming an interested shareholder and a majority of Northside Bancshares’ voting shares approves the acquisition.

     Fair Price. Similar to the protective provisions relating to business combinations, our articles of incorporation and bylaws explicitly “opt in” to Georgia’s fair price provisions. Under these provisions, in addition to any other approvals required by law, a business combination with an interested shareholder generally must be (i) unanimously approved by the directors who are not affiliates of the interested shareholder and who were directors prior to the time the shareholder became an interested shareholder (“continuing directors”) or (ii) recommended by at least two-thirds of the continuing directors and approved by the affirmative vote of a majority of the shares not beneficially owned by the interested shareholder unless:

•	the consideration to be received by our shareholders meets certain minimum levels (typically the highest price paid by the interested shareholder for any shares it has acquired);

•	the consideration to be received by shareholders who are not interested is paid in cash or in the same form as the interested shareholder previously paid for other purchased shares; and

•	there has been no reduction in the annual dividend rate from that which was paid prior to the time the interested shareholder became an interested shareholder.

     Considerations in Evaluating an Acquisition Proposal. Our articles of incorporation provide factors that our board of directors must consider in evaluating whether an acquisition proposal made by another party is in the best interest of Northside Bancshares and its shareholders. The term “acquisition proposal” refers to any offer of another party:

•	to make a tender offer or exchange offer for our common stock or any other equity security of Northside Bancshares;

•	to merge or consolidate Northside Bancshares with another corporation; or

•	to purchase or otherwise acquire all or substantially all of the properties and assets owned by Northside Bancshares.

     Our articles of incorporation charge our board of directors, in evaluating an acquisition proposal, to consider all relevant factors, including:

•	the payment being offered by the other corporation in relation (i) to our current value at the time of the proposal, as determined in a freely negotiated transaction, and (ii) to our board of directors’ estimate of Northside Bancshares’ future value as an independent company at the time of the proposal;

•	the expected social and economic effects of the transaction on the employees, customers and other constituents, such as suppliers of goods and services; and

•	the expected social and economic effects on the communities within which we operate.

Our board of directors may also consider other relevant factors.

     This provision is included in our articles of incorporation because we are charged with providing support to, and being involved with, the communities we serve. As a result, our board of directors believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the payment being offered in relation to the market or book value of our common stock at the time of the proposal. Georgia law does not specifically list the factors a corporation’s board of directors should consider in the event the corporation is presented with an acquisition proposal.

     While the value of what is being offered to shareholders in exchange for their stock is the main factor when weighing the benefits of an acquisition proposal, our board of directors believes it is appropriate also to consider all other relevant factors. For example, this provision directs our board of directors to evaluate what is being offered in relation to our current value at the time of the proposal as determined in a freely negotiated transaction and in relation to our board of directors’ estimate of the future value of Northside Bancshares as an independent concern at the time of the proposal. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. Our board of directors believes that frequently the payment offered in such a situation, even though it may exceed the value at which shares are then trading, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms that would reflect not only Northside Bancshares’ current value, but also its future value.

     One effect of this provision, as well as the business combination and fair price provisions discussed above, may be to discourage a tender offer in advance. Often an offeror consults the board of directors of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In the opinion of our board of directors, these provisions will strengthen our position in dealing with any potential offeror that might attempt to acquire Northside Bancshares through a hostile tender offer. Another effect of these provisions may be to dissuade our shareholders who might be displeased with our board of directors’ response to an acquisition proposal from engaging Northside Bancshares in costly litigation. These provisions permit our board of directors to determine that an acquisition proposal is not in Northside Bancshares’ and its shareholders’ best interest, and thus to oppose it. The effect of these provisions, as well as the other protective provisions discussed above, in some cases, may have the effect of maintaining incumbent management.

Indemnification

     Our bylaws contain indemnification provisions that provide that our directors and officers, and, in some cases, our employees or agents (collectively, the “insiders”), will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, our bylaws provide that we must advance to our insiders reasonable expenses of any claim or proceeding so long as the insider furnishes us with a written affirmation of his or her good faith belief that the applicable standard of conduct has been met and a written statement that the insider will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

     When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide we will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider:

•	in his or her official capacity, acted in a manner he or she in good faith believed to be in our best interests;

•	in all cases not involving official capacity or criminal activities, he or she acted in a manner that was at least not opposed to our best interests; and

•	in the case of a criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

     Our board of directors, our shareholders or independent legal counsel determines whether the insider has met the applicable standard of conduct in each specific case.

     Our bylaws also provide that the indemnification rights contained in our bylaws do not exclude other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than is provided for in our bylaws if we choose to do so, subject to approval by our shareholders. We may not, however, indemnify an insider for liability arising out of circumstances that would cause the insider to remain liable for his or her actions as described under “– Limitation of Liability” below.

     The indemnification provisions of our bylaws specifically provide that we may purchase and maintain insurance on behalf of any director against any liability asserted against and incurred by him or her in his or her capacity as a director, whether or not we would have had the power to indemnify against such liability.

     We are not aware of any pending or threatened action, suit or proceeding involving any of our insiders for which indemnification may be sought.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to insiders under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Liability

     Our articles of incorporation, eliminate, with certain exceptions, the potential personal liability of a director for monetary damages to us or to our shareholders for any failure to take any action as a director. However, there is no elimination of liability for:

•	a breach of duty involving the appropriation of a Northside Bancshares business opportunity;

•	an act or omission involving intentional misconduct or a knowing violation of law;

•	a transaction from which the director derives an improper material tangible personal benefit; or

•	distributions, such as the payment of a dividend or approval of a stock repurchase, that are illegal under Georgia law.

     Georgia law allows corporations to include in their articles of incorporation provisions eliminating or limiting the liability of directors, except in the circumstances described above. As a result, and to encourage qualified individuals to serve and remain as directors, we have included these types of provisions in our articles of incorporation. While we have not experienced any problems in locating directors, we could experience difficulty in the future as our business activities increase and diversify. We have also adopted liability limiting provisions to enhance our ability to secure liability insurance for our directors at a reasonable cost. We intend to obtain liability insurance covering actions taken by our directors in their capacities as directors. Our board of directors believes that liability limiting provisions will enable us to obtain such insurance on terms more favorable than if they were not included in our articles of incorporation.

Amendments

     Any amendment of the provisions contained in our articles of incorporation regarding our staggered board of directors, the ability of our board of directors to consider various factors when evaluating an acquisition proposal, or the limitation of a director’s personal liability requires the affirmative vote of the holders of two-thirds of the total number of votes entitled to be cast by the holders of all of the shares of our capital stock who are entitled to vote in an election of directors.

     Except as may otherwise be required by Georgia law, our board of directors may amend any provision of our bylaws by the affirmative vote of a majority of the entire board, unless our shareholders have adopted, amended or repealed a particular bylaw provision and, in doing so, have expressly reserved to our shareholders the right of amendment or repeal therefor. Our bylaws require the affirmative vote of the holders of not less than two-thirds of the total number of votes entitled to be cast by the holders of all of the shares of our capital stock then entitled to vote generally in the election of directors to amend our bylaws.

SUPERVISION AND REGULATION

     The following discussion describes the material elements of the regulatory framework that applies to banks and bank holding companies and provides certain specific information related to Northside Bancshares and Northside Bank.

Regulation of Northside Bancshares

     Northside Bancshares will be a bank holding company registered with the Federal Reserve under the Bank Holding Company Act. As a result, Northside Bancshares and any future non-bank subsidiaries will be subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.

     Acquisitions. The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank;

•	it or any of its subsidiaries, other than a bank, may acquire all or substantially all the assets of any bank; or

•	it may merge or consolidate with any other bank holding company.

     The Bank Holding Company Act further provides that the Federal Reserve may not approve any acquisition that would result in monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the United States, or that in any other manner would be a restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below.

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act, the restrictions on interstate acquisitions of banks by bank holding companies were repealed. As a result, Northside Bancshares and other bank holding companies located in Georgia are able to acquire banks located in any other state, and bank holding companies located outside of Georgia can acquire any Georgia-based banks, in either case subject to certain deposit percentage and other restrictions. The legislation provides that unless an individual state has elected to prohibit out-of-state banks from operating interstate branches within its territory, adequately capitalized and managed bank holding companies are able to consolidate their multistate banking operations into a single bank subsidiary and to branch interstate through acquisitions. De novo branching by an out-of-state bank is permitted only if it is expressly permitted by the laws of the host state. Georgia does not permit de novo branching by an out-of-state bank. Therefore, the only method by which an out-of-state bank or bank holding company may enter Georgia is through an acquisition. Georgia has adopted an interstate banking statute that removes the existing restrictions on the ability of banks to branch interstate through mergers, consolidations and acquisitions. However, Georgia law prohibits a bank holding company from acquiring control of a financial institution until the target financial institution has been incorporated three years. As a result, no bank holding company may acquire control of Northside Bank until after the third anniversary of Northside Bank’s incorporation.

     Activities. The Bank Holding Company Act has generally prohibited a bank holding company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those determined by the Federal Reserve to be closely related to banking or managing or controlling banks as to be a proper incident thereto. Provisions of the Gramm-Leach-Bliley Act, discussed below, have expanded the permissible activities of a bank holding company and its subsidiaries. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can be reasonably expected to produce benefits to the public, such as a greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

     Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act implemented major changes to the statutory framework for providing banking and other financial services in the United States. The Gramm-Leach-Bliley Act, among other things, eliminated many of the restrictions on affiliations among banks and securities firms, insurance firms, and other financial service providers. A bank holding company that qualifies as a financial holding company will be permitted to engage in activities that are financial in nature or incident or complimentary to a financial activity. The activities that the Gramm-Leach-Bliley Act expressly lists as financial in nature include insurance activities, providing financial and instant advisory services, underwriting securities and limited merchant banking activities.

     To become eligible for these expanded activities, a bank holding company must qualify as a financial holding company. To qualify as a financial holding company, each insured depository institution controlled by the bank holding company must be well-capitalized, well-managed, and have at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file a declaration with the Federal Reserve of its intention to become a financial holding company. We presently have no plans to become a financial holding company.

     Although considered to be one of the most significant banking laws since Depression-era statutes were enacted, because of our small size and recent organization, we do not expect the Gramm-Leach-Bliley Act to materially affect our initial products, services or other business activities. We do not believe that the Gramm-Leach-Bliley Act will have a material adverse impact on our operations. To the extent that it allows banks, securities firms, and insurance firms to affiliate, the financial services industry may experience further consolidation. The Gramm-Leach-Bliley Act may have the result of increasing the amount of competition that we face from larger institutions and other companies offering financial products and services, many of which may have substantially more financial resources.

     Support of Subsidiary Institutions. Under Federal Reserve policy, Northside Bancshares is expected to act as a source of financial strength for, and to commit resources to support its banking subsidiary. This support may be required at times when, absent such Federal Reserve policy, Northside Bancshares may not be inclined to provide it. In addition, any capital loans by a bank holding company to its banking subsidiary are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Regulation of Northside Bank

     As a Georgia state chartered bank, Northside Bank will be examined and regulated by the FDIC and the Georgia Department. The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claims of depositors, acting as receiver of state banks placed in receivership when so appointed by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC also approves conversions, mergers, consolidations, and assumption of deposit liability transactions between insured banks and noninsured banks or institutions to prevent capital or surplus diminution in such transactions where the resulting bank is an uninsured bank.

     The Georgia Department will regulate all areas of Northside Bank’s banking operations, including mergers, establishment of branches, loans, interest rates, and reserves. Northside Bank will also be subject to Georgia banking and usury laws restricting the amount of interest which it may charge in making loans or other extensions of credit. With respect to expansion, Georgia law permits, with required regulatory approval, the establishment of de novo branches in an unlimited number of counties within the State of Georgia by the subsidiary banks of bank holding companies then engaged in the business of banking in Georgia.

     Prompt Corrective Action. The Federal Deposit Insurance Corporation Improvement Act establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and are required to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the banking regulator must appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking regulators have specified by regulation the relevant capital level for each category.

     An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking regulator. A bank holding company must guarantee that a subsidiary depository institution meets its capital restoration plan, subject to certain limitations. The obligation of a controlling holding company to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary’s assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking regulator may treat an undercapitalized institution in the same manner as it treats significantly undercapitalized institutions if it determines that those actions are necessary.

     FDIC Insurance Assessments. The FDIC adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. An institution’s insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications to which different assessment rates are applied. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution’s capital group and supervisory subgroup.

     The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

     Community Reinvestment Act. Northside Bank will be subject to the provisions of the Community Reinvestment Act, which requires the FDIC, in connection with its regular examination of a bank, to assess the bank’s record of meeting the credit needs of the communities it serves, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices.

     Regulations promulgated under the CRA are intended to set distinct assessment standards for financial institutions. The regulations provide for streamlined procedures for institution’s with assets of less than $250 million. The regulations contain the following three evaluation tests:

•	a lending test, which compares the institution’s market share of loans in low- and moderate-income areas to its market share of loans in its entire service area;

•	a service test, which evaluates the provision of services that promote the availability of credit to low- moderate-income areas; and

•	an investment test, which evaluates the institution’s record of investments in organizations designed to foster community development, small- and minority-owed businesses and affordable housing lending, including state and local government housing or revenue bonds.

     Institutions are required to make public disclosure of their written CRA evaluations made by regulatory agencies. This promotes enforcement of CRA requirements by providing the public with the status of a particular institution’s community investment record. In addition to public disclosure of an institution’s CRA assessment, regulatory authorities are required to consider an institution’s CRA assessment when an institution applies for approval to establish a new branch which will accept deposits, to relocate an existing branch or to merge with another federally regulated financial institution.

     Privacy. The Gramm-Leach-Bliley Act also contains provisions regarding consumer privacy. These provisions require financial institutions to disclose their policy for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties, other than third parties that market the institution’s own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing or other marketing through electronic to the consumer.

Payment of Dividends

     Northside Bancshares is a legal entity separate and distinct from Northside Bank. The principal sources of revenues to Northside Bancshares, including cash flow to pay dividends to its shareholders, are dividends paid from Northside Bank to Northside Bancshares. There are statutory and regulatory limitations on the payment of dividends by the Bank, as well as by Northside Bancshares to its shareholders.

     If, in the opinion of the FDIC, Northside Bank were engaged in or about to engage in an unsafe or unsound practice the FDIC may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking regulators have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act, a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. Moreover, the federal banking regulators have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. The payment of dividends by the Company and its banking subsidiary may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

     Georgia law provides additional restrictions on the payment of dividends by Northside Bank to Northside Bancshares. Northside Bank must have the approval of the Georgia Department to pay cash dividends, unless at the time of such payment:

•	the total classified assets at the most recent examination of Northside Bank do not exceed 80% of tier 1 capital plus allowance for loan losses as reflected at such examination;

•	the aggregate amount of dividends declared or anticipated to be declared in the calendar year does not exceed 50% of the net profits, after taxes, but before dividends, for the previous calendar year; and

•	the ratio of tier 1 capital to adjusted total assets will not be less than 6%.

Capital Adequacy

     Northside Bancshares and Northside Bank will be required to comply with the capital adequacy standards established by the Federal Reserve, in the case of the company, and the FDIC, in the case of the bank. The Federal Reserve has established two basic measures of capital adequacy for bank holding companies: a risk-based measure and a leverage measure. A bank holding company must satisfy all applicable capital standards to be considered in compliance.

     The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items, such as letters of credit and unfunded loan commitments, are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

     The minimum guideline for the ratio of total capital to risk-weighted assets is 8%. At least half of total capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets, or “tier 1 capital.” The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves, or “tier 2 capital.”

     In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of tier 1 capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 3%, plus an additional cushion of 1% to 2%. The guidelines also provide that bank holding companies experiencing internal growth, as will be the case for Northside Bancshares, or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a bank holding company’s tier 1 capital leverage ratio, after deducting all intangibles, and other indicators of capital strength in evaluating proposals for expansion or new activities.

     Northside Bank will be subject to risk-based and leverage capital requirements adopted by FDIC, which are substantially similar to those adopted by the Federal Reserve for bank holding companies.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described above, substantial additional restrictions can be imposed on FDIC-insured depository institutions that fail to meet applicable capital requirements. See “– Prompt Corrective Action”.

Restrictions on Transactions with Affiliates

     We are subject to the provisions of Section 23A of the Federal Reserve Act. Section 23A places limits on the amount of:

•	a bank’s loans or extensions of credit to affiliates;

•	a bank’s investment in affiliates;

•	assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve;

•	the amount of loans or extensions of credit to third parties collateralized by the securities or obligations of affiliates; and

•	a bank’s guarantee, acceptance or letter of credit issued on behalf of an affiliate.

     The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. Northside Bank must also comply with other provisions designed to avoid the taking of low-quality assets.

     We are also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in the above transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to the institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

     Northside Bank is also subject to restrictions on extensions of credit to its executive officers, directors, principal shareholders and their related interests. These extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

Monetary Policy

     The earnings of Northside Bank, as well Northside Bancshares, will be affected by domestic and foreign conditions, particularly by the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve has had, and will continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to mitigate recessionary and inflationary pressures by regulating the national money supply. The techniques used by the Federal Reserve include setting the reserve requirements of member banks and establishing the discount rate on member bank borrowings. The Federal Reserve also conducts open market transactions in United States government securities.

LEGAL MATTERS

     Troutman Sanders LLP, Atlanta, Georgia, will pass upon the validity of the shares of common stock offered by this prospectus for Northside Bancshares.

EXPERTS

     Northside Bancshares’ audited financial statements for the period from August 3, 2004 through January 31, 2005, included in this prospectus have been included in reliance on the report of Porter Keadle Moore, LLP, Atlanta, Georgia, registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

REPORTS TO SHAREHOLDERS

     Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as currently in effect, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will exist for at least one year and will continue for successive fiscal years, except that these reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year our common stock is held of record by less than 300 persons.

     At any time that we are not a reporting company, we will furnish our shareholders with annual reports containing audited consolidated financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Georgia Department. Our fiscal year ends on December 31. Additionally, we will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as currently in effect, with respect to the shares of our common stock offered by this prospectus. This prospectus is not required to, and does not contain all of the information contained in the Registration Statement. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement summarize the provisions of such contract or other document deemed material. Such summaries are, of necessity, brief descriptions and are not necessarily complete. However, we believe that this prospectus does not omit any material facts necessary in order to make the information contained herein not misleading. For further information with respect to Northside Bancshares and our common stock, we refer you to the Registration Statement and the exhibits to it. The Registration Statement may be examined and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional office of the Securities and Exchange Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the Registration Statement are available at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain additional information regarding the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site (http:/ /www.sec.gov) that contains registration statements, reports, proxy and information statements and other information regarding registrants, such as Northside Bancshares, that file electronically with the Securities and Exchange Commission.

NORTHSIDE BANCSHARES, INC.
(A Development Stage Corporation)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Northside Bancshares, Inc.

We have audited the accompanying balance sheet of Northside Bancshares, Inc. (a development stage corporation) (the “Company”), as of January 31, 2005, and the related statements of operations, changes in stockholder’s deficit and cash flows for the period from August 3, 2004 (inception) to January 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northside Bancshares, Inc. as of January 31, 2005, and the results of its operations and its cash flows for the period from August 3, 2004 (inception) to January 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Northside Bancshares, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in note 3, the Company’s future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in note 3. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.

Atlanta, Georgia
March 7, 2005

Certified Public Accountants

Suite 1800 • 235 Peachtree Street NE • Atlanta, Georgia 30303 • Phone 404-588-4200 • Fax 404-588-4222 •
www.pkm.com

NORTHSIDE BANCSHARES, INC.

(A Development Stage Corporation)

Balance Sheet

January 31, 2005

Assets
Cash	$7,699

Liabilities and Stockholder’s Deficit
Accounts payable and accrued expenses	$19,244
Line of credit	126,014

Total liabilities	145,258

Commitments
Stockholder’s deficit:
Preferred stock, no par value, 10,000,000 shares authorized and no shares issued and outstanding	—
Common stock, $1 par value, 10,000,000 shares authorized and 10 shares issued and outstanding	10
Common stock subscription receivable	(100)
Additional paid-in capital	90
Deficit accumulated during the development stage	(137,559)

Total stockholder’s deficit	(137,559)

$7,699

See accompanying notes to financial statements and independent accountants’ report.

NORTHSIDE BANCSHARES, INC.

(A Development Stage Corporation)

Statement of Operations

For the Period from August 3, 2004 (inception) to January 31, 2005

Expenses:
Salaries and benefits	$40,203
Professional fees	50,000
Filing fees	20,100
Other operating	27,256

Net loss	$(137,559)

See accompanying notes to financial statements and independent accountants’ report

NORTHSIDE BANCSHARES, INC.

(A Development Stage Corporation)

Statement of Changes in Stockholder’s Deficit

For the Period from August 3, 2004 (inception) to January 31, 2005

				Deficit
		Common		Accumulated
		Stock	Additional	During the
	Common	Subscription	Paid-In	Development
	Stock	Receivable	Capital	Stage	Total
Issuance of common stock to organizer	$10	(100)	90	—	—
Net loss	—	—	—	(137,559)	(137,559)

Balance, January 31, 2005	$10	(100)	90	(137,559)	(137,559)

See accompanying notes to financial statements and independent accountants’ report.

NORTHSIDE BANCSHARES, INC.

(A Development Stage Corporation)

Statement of Cash Flows

For the Period from August 3, 2004 (inception) to January 31, 2005

Cash flows from operating activities:
Net loss	$(137,559)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in accounts payable and accrued expenses	19,244

Net cash used in operating activities	(118,315)

Cash flows from financing activities consisting of proceeds from line of credit borrowing	126,014

Net increase in cash	7,699
Cash at beginning of period	—

Cash at end of period	$7,699

Supplemental disclosure of cash paid for interest	$644
Non-cash financing activities consisting of common stock issuance for stock subscription receivable	$100

See accompanying notes to financial statements and independent accountants’ report.

NORTHSIDE BANCSHARES, INC.

(A Development Stage Corporation)

Notes to Financial Statements

(1)	Organization

Northside Bancshares, Inc., (the “Company”) was incorporated for the purpose of becoming a bank holding company. The Company intends to acquire 100% of the outstanding common stock of Northside Bank (in Organization) (the “Bank”), which will operate in Adairsville, Bartow County, Georgia. The organizers of the Company filed an application to charter the Bank with the Georgia Department of Banking and Finance on December 23, 2004 and an application for deposit insurance for the Bank with the Federal Deposit Insurance Corporation. In addition, the Company will file an application to serve as the holding company for the Bank with the Board of Governors of the Federal Reserve System. Provided that the applications are timely approved and necessary capital is raised, it is expected that operations will commence in June of 2005.

The Company was incorporated on January 6, 2005 and organizing activities and expenditures associated with organization commenced August 3, 2004. The accompanying financial statements as of January 31, 2005 and for the period then ended, relate primarily to expenditures by the organizers and the Company for incorporating and organizing the Company. All expenditures by the organizers are considered expenditures of the Company.

The Company plans to raise between $10,600,000 and $15,000,000 through an offering of its common stock at $10.00 per share. The organizers and directors expect to subscribe for a minimum of approximately $3,600,000 (360,000 shares) of the Company’s stock.

In connection with the Company’s formation and initial offering, warrants to purchase shares of common stock at $10.00 per share will be issued to the organizers. The organizers will receive warrants to purchase one share of common stock for each share they purchase. The warrants expire ten years after the date of grant. The Company also intends to reserve 225,000 shares of its common stock for issuance under a stock option plan.

(2)	Summary of Significant Accounting Policies

Basis of Presentation
The accounting principles followed by the Company and the methods of applying these principles conform with accounting principles generally accepted in the United States of America (“GAAP”). In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates.

Organization Costs
Costs incurred for the organization of the Company (consisting principally of consulting and application fees paid to the Georgia Department of Banking and Finance) are being expensed as incurred.

Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

NORTHSIDE BANCSHARES, INC.

(A Development Stage Corporation)

Notes to Financial Statements

(2)	Summary of Significant Accounting Policies, continued

Income Taxes, continued
In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

(3)	Liquidity and Going Concern Considerations

The Company incurred a net loss of $137,559 for the period from August 3, 2004 (inception) to January 31, 2005. At January 31, 2005, liabilities exceeded assets by $137,559.

At January 31, 2005, the Company is funded by advances from a line of credit from a bank. Management believes that the current level of expenditures is well within the financial capabilities of the organizers and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

To provide permanent funding for its operation, the Company is currently offering between 1,060,000 and 1,500,000 shares of its common stock at $10.00 per share in an initial offering. Costs related to the organization and registration of the Company’s common stock will be paid from the gross proceeds of the offering.

(4)	Line of Credit

Organization, offering and pre-opening costs incurred prior to the opening of business are being funded under a line of credit. As of January 31, 2005, the line of credit was in the amount of $500,000, of which $126,014 was outstanding. The terms of the line of credit, which is guaranteed by the organizers, include a maturity of August 16, 2005 and interest, payable monthly, calculated at the prime interest rate less 1%. At January 31, 2005, the interest rate on the line of credit was 4.25%.

(5)	Commitments and Related Party Transactions

The organizers of the Company have entered into employment agreements with its President and Chief Executive Officer and its Chief Financial Officer. The agreements provide for base salaries and other perquisites commensurate with their employment. The agreements also contemplate that the Company will enter into employment agreements with its President and Chief Executive Officer and Chief Financial Officer upon opening of the Bank. The employment agreement with the President and Chief Executive Officer will provide for a base salary, an automobile allowance, initiation fees and monthly dues of social and civic clubs, and options to purchase common stock of the Company subject to approval by the board of directors.

NORTHSIDE BANCSHARES, INC.

(A Development Stage Corporation)

Notes to Financial Statements

(5)	Commitments and Related Party Transactions, continued

The employment agreement with the Chief Financial Officer will provide for a base salary, initiation fees and monthly dues of social and civic clubs and options to purchase common stock of the Company. The employment agreements are for a period of three years. At the end of the initial term of the agreements, and at the end of each year thereafter, the agreements will be extended for successive three-year periods unless either party notifies the other of his or its intent not to extend the agreement.

The Company has entered into a lease agreement for its temporary modular operating facility. This lease agreement provides for monthly rent in the amount of $3,500 and expires on January 31, 2006. In addition, the Company will pay approximately $7,300 for set-up of the modular unit and use of furniture.

The Company has entered into an agreement for consulting services assisting in organizing the Bank. The Company has committed to pay a total of $75,000 for these services, of which $50,000 has been paid as of January 31, 2005.

The Company intends to issue 95,000 shares of its common stock to the Chairman of the Board of the Company in exchange for land on which the Bank’s main office will be constructed. Based on an analysis performed by the Company, this transaction is deemed to be fair to all parties.

(6)	Income Taxes

The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at January 31, 2005.

Deferred tax asset relating to organization expenses and net operating loss carryforward	$52,000
Less valuation allowance	(52,000)

Net deferred taxes	$—

The future tax consequences of the differences between the financial reporting and tax basis of the Company’s assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as realization of these deferred tax assets is dependent on future taxable income.

APPENDIX “A”

ESCROW AGREEMENT

Relating to Subscriptions for Shares of Northside Bancshares, Inc.

     This Escrow Agreement (the “Agreement”) is made and entered into as of the ___day of ___, 2005, by and among certain investors (collectively, the “Investors”) who have executed a Subscription Agreement (the “Subscription Agreement”) (and which Subscription Agreement expressly refers to and incorporates this Escrow Agreement); Northside Bancshares, Inc., a Georgia corporation (the “Company”); and Nexity Bank (the “Escrow Agent”).

     WHEREAS, the Investors desire to contribute to the capital of the Company by purchasing shares of the Company’s common stock, $1.00 par value (the “Shares”) pursuant to the terms and conditions set forth in the Prospectus, dated ___, 2005 (the “Prospectus”), and the Subscription Agreement, the form of which is attached hereto; and

     WHEREAS, in order to facilitate the purchase of the Shares and the organization of the Company, the Investors desire that the Escrow Agent receive, hold and distribute their payments for the Shares in accordance with the terms hereof.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Escrow Deposit. Each Investor will deliver the funds in payment for the Shares purchased by such Investor, as set forth in the Subscription Agreement, to the Company for further delivery to the Escrow Agent. The Company will collect and deliver to the Escrow Agent appropriate W-9 Forms for each investor.

2.	Investment of Escrow Deposit. All funds received by the Escrow Agent pursuant to this Agreement shall be invested, to the extent practicable, in deposit accounts or certificates of deposit which are insured by the Federal Deposit Insurance Corporation or another agency of the United States government, short-term securities issued or fully guaranteed by the United States government, federal funds, or such other investments as the Escrow Agent and the Company shall agree. The Company shall provide the Escrow Agent with instructions from time to time concerning in which of the specific investment instruments described above the Escrowed Funds shall be invested, and the Escrow Agent shall adhere to such instructions. Unless and until otherwise instructed by the Company, the Escrow Agent shall by means of a “Sweep” or other automatic investment program invest the Escrowed Funds in blocks of $1,000 in federal funds. Interest will begin accruing no later than the next business day after receipt.

3.	Distribution of Funds. The Escrow Agent shall distribute the funds held by it under this Agreement as follows:

a.	Upon receipt of (i) funds in the amount of at least $10,600,000 in payment for Shares, and (ii) a certificate executed by the Company attesting that the Company has received subscriptions for such amount and directing the Escrow Agent to distribute all funds received by the Escrow Agent from the Investors under this Agreement to the Company, the Escrow Agent shall deliver the funds, by cashier’s check or other form of payment mutually acceptable to the Company and the Escrow Agent, to the Company, together with the income earned thereon pursuant to subsection (c) of this Section 3. No distribution will be made until the last investor deposit has been made for at least two business days. The Company shall provide account information and other necessary directions for disbursements by the Escrow Agent to it under this Agreement. The Escrow Agent must be provided a copy of the Subscription Agreement at the signing of this Escrow Agreement.

b.	Upon i) receipt of direction from the Company, to return the funds to the Investors; or (ii) in the event the Escrow Agent shall have received less than $10,600,000 or shall have received no direction or certificate from the Company pursuant to either subsection (a) or this subsection (b) of this Section 3 on or prior to ___, 200___(closing date of offering), the Escrow Agent shall distribute such funds to the Investors, together with the income earned thereon pursuant to subsection (c) of this Section 3. The Company may give notice to the Escrow Agent that the Company is canceling its offer of the Shares prior to ___, 200___, and the Escrow Agent shall distribute the funds to the Investors in accordance with this Agreement.

c.	Any income earned on the investment of funds received under this Agreement will first be applied against the Escrow Agent’s fee set forth in Section 9 hereof and any expense of the Escrow Agent incurred pursuant to Section 5 hereof. To the extent that such income exceeds the Escrow Agent’s fee and expenses, the Escrow Agent shall allocate (each Investor shall be allocated his pro rata share of such excess, calculated according to the amount of funds delivered to the Escrow Agent by such Investor and the number of days such Investor’s funds have been available for investment by the Escrow Agent) and distribute such excess to the Investors, in the event that funds are returned to Investors pursuant to subsection (b) of this Section. Such excess shall be delivered to the Company, in the event that the funds received and held hereunder are delivered to the Company pursuant to subsection (a) of this Section.

4.	Authorization for Disbursement. The Escrow Agent is hereby authorized and directed to issue its checks for each disbursement hereunder and the Escrow Agent shall be relieved of all liability with respect to making the disbursements in accordance with the provisions hereof.

5.	Professional Services Used by Escrow Agent. The Escrow Agent may engage the services of such attorneys, accountants, and other professionals, as the Escrow Agent may, in its sole discretion, deem advisable to carry out its duties under the Agreement. The Company agrees to reimburse the Escrow Agent for all costs, expenses and professional fees incurred hereunder which are not covered by income earned on escrowed funds pursuant to Section 3(c) hereof, including all legal fees and expenses incurred in the review of this Agreement.

6.	Limit on Escrow Agent’s Responsibility. The Escrow Agent shall have no duties or obligations hereunder except as expressly set forth herein, shall be responsible only for the performance of such duties and obligations, shall not be required to take any action otherwise than in accordance with the terms hereof and shall not be in any manner liable or responsible for any loss or damage arising by reason of any act or omission to act by it hereunder or in connection with any of the transactions contemplated hereby, including, but not limited to, any loss that may occur by reason of forgery, false representations, the exercise of its discretion, or any other reason, except for its gross negligence or willful misconduct.

7.	Reliance on Opinion of Counsel. The Escrow Agent hereunder shall be entitled to rely upon the advice of its counsel in any action taken in its capacity as Escrow Agent hereunder and shall be protected from any liability of any kind for actions taken in reasonable reliance upon such opinion of its counsel.

8.	Resignation. The Escrow Agent may resign at any time upon ten (10) days’ written notice to the Company. Such resignation shall take effect upon receipt by the Escrow Agent of an instrument of acceptance executed by a successor escrow agent and subscribed and consented to by the Company, and the delivery by the Escrow Agent to such successor of any funds held under this Agreement. The Escrow Agent, if it has not received such an instrument of acceptance prior to the expiration of ten (10) calendar days after the giving of notice of resignation, shall be discharged of its duties and obligations hereunder only upon the deposit of any funds being held by it under this Agreement into, and the acceptance thereof, by a court of competent jurisdiction, to which application shall be made for the appointment of a successor escrow agent so appointed shall succeed to all of the rights, duties and responsibilities of the Escrow Agent.

9.	Escrow Agent’s Fees. The Company agrees to pay Escrow Agent’s usual and customary fees for performing its obligations under the Agreement that are not covered by income earned on escrowed funds pursuant to Section 3(c) hereof. An $18.00 per check fee will be charged if the escrow account has to be refunded due to failure to complete the subscription.

10.	Notice. All notices, certificates and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when delivered, postage prepaid, addressed as follows by certified mail:

To the Escrow Agent:	Attention: Mrs. Pam Fretwell
Nexity Bank
3500 Blue Lake Drive
Birmingham, Alabama 35243

To the Investors:	to the persons named and at the
addresses listed in the Subscription Agreements

To Company	Northside Bancshares, Inc.
7441 Adairsville Highway
Adairsville, Georgia 30103

     Any party may, by notice given hereunder, designate any future or different addresses to which subsequent notices, certificates, and other communications shall be sent.

     12. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, successors, administrators and assigns.

     13. Severability. In the event any court of competent jurisdiction shall hold any provision of this Agreement invalid or unenforceable, such holding shall not invalidate or render unenforceable any other provision hereof.

     14. Execution of Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.

     15. Applicable Law. This Agreement shall be construed and governed exclusively by the laws of the State of Georgia, without regard to its principles of conflicts of law.

     16. Headings. The headings used in this Agreement have been prepared for the convenience of reference only and shall not control, affect the meaning, or be taken as an interpretation of any provisions of this Agreement.

ESCROW AGENT: NEXITY BANK

By:

Its:

Date:

COMPANY: Northside Bancshares, Inc.

By:

Its:

Date:

APPENDIX “B”

NORTHSIDE BANCSHARES, INC.
SUBSCRIPTION AGREEMENT

To:	Northside Bancshares, Inc.
7441 Adairsville Hwy. Adairsville, GA 30103

Gentlemen:

     You have informed the undersigned that Northside Bancshares, Inc. (the “Company”) is offering up to 1,500,000 shares of its $1.00 par value per share common stock (the “Common Stock”) at a price of $10.00 per share as described in and offered pursuant to the Prospectus furnished to the undersigned herewith (the “Prospectus”). In addition, you have informed the undersigned that the minimum subscription is 500 shares.

1.	Subscription. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft or money order payable to “Nexity Bank for Northside Bancshares, Inc.” (the “Funds”), representing the payment of $10.00 per share for the number of shares of the Common Stock indicated below.

2.	Acceptance of Subscription. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company shall reject this subscription, if at all, in writing within ten business days after receipt of this subscription. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance. If this subscription is reduced, the undersigned may withdraw this subscription within ten days after being notified of such reduction.

3.	Acknowledgments. The undersigned hereby acknowledges receipt of a copy of the Prospectus and agrees to be bound by the terms of this Agreement and the Escrow Agreement.

4.	Revocation. The undersigned agrees that once this Subscription Agreement is accepted by the Company, it may not be withdrawn. Therefore, until the earlier of the expiration of five business days after receipt by the Company of this Subscription Agreement or acceptance of this Subscription Agreement by the Company, the undersigned may withdraw this subscription and receive a full refund of the subscription price. The undersigned agrees that, except as provided in this Section 4, the undersigned shall not cancel, terminate or revoke this Subscription Agreement or any agreement of the undersigned made hereunder and that this Subscription Agreement shall survive the death, disability or dissolution of the undersigned.

By executing this Subscription Agreement, the undersigned is not waiving any rights the undersigned may have under federal securities laws, including the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended.

The shares of common stock of Northside Bancshares, Inc. to be issued pursuant to this Subscription Agreement are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

     Please fill in the information requested below, make your check payable to “Nexity Bank, Escrow Agent for Northside Bancshares, Inc.” and mail the Subscription Agreement, Stock Certificate Registration Instructions, Substitute Form W-9, and check to the attention of Mr. Gregory Patton, President and Chief Executive Officer, Northside Bancshares, Inc., 7441 Adairsville Highway, Adairsville, Georgia 30103.

No. of Shares Subscribed:	(Signature of Subscriber)

Funds Tendered ($10.00 per share subscribed):	(Name Please Print or Type)
$
Date:

Phone Number:

(Home)

(Office)

(E-mail address)

Residence Address:

City, State and Zip Code

Social Security Number or other Taxpayer Identification Number

STOCK CERTIFICATE REGISTRATION INSTRUCTIONS

     Name:

     Additional Name if Tenant in Common or Joint Tenant:

     Mailing Address:

     Social Security Number or other Taxpayer Identification Number:

     Number of shares to be registered in above name(s):

     Legal form of ownership:

___Individual	___Joint Tenants with Rights of Survivorship
___Tenants in Common	___Uniform Gift to Minors
___Other

INFORMATION AS TO BANKING INTERESTS

1. Please indicate your interest in the following services by checking the appropriate spaces below:

		PERSONAL	BUSINESS
(a)	Checking Account	___	___
(b)	Savings Account	___	___
(c)	Certificates of Deposit	___	___
(d)	Individual Retirement Accounts	___	___
(e)	Checking Account Overdraft Protection	___	___
(f)	Consumer Loans (auto, etc.)	___	___
(g)	Commercial Loans	___	___
(h)	Equity Line of Credit	___	___
(i)	Mortgage Loans	___	___
(j)	Revolving Personal Credit Line	___	___
(k)	Safe Deposit Box	___	___
(l)	Automatic Teller Machines	___	___
(m)	Internet Banking Services	___	___
(n)	Cash Management Services	___	___

2. I would like our new bank to provide the following additional services:

(a)
(b)

Federal Income Tax Backup Withholding

     In order to prevent the application of federal income tax backup withholding, each subscriber must provide the escrow agent with a correct Taxpayer Identification Number (“TIN”). An individual’s social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

     Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the Internal Revenue Service (“IRS”).

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

     If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, “Applied For” should be written in the space provided for the TIN on the Substitute Form W-9.

Substitute Form W-9

     Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

     You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

Each subscriber should complete this section.

Signature of Subscriber	Signature of Subscriber

Printed Name	Printed Name

Social Security or Employer Identification No.:	Social Security or Employer Identification No.:

FORM OF ACCEPTANCE

Northside Bancshares, Inc. 7441 Adairsville Highway Adairsville, Georgia 30103

[Date]

To:

Dear Subscriber:

     Northside Bancshares, Inc. (the “Company”) acknowledges receipt of your subscription for ___ shares of its $1.00 par value per share Common Stock and your check for $___.

     The Company hereby accepts your subscription for the purchase of ___shares of its Common Stock, at $10.00 per share, for an aggregate of $___, effective as of the date of this letter.

     Your stock certificate(s) representing shares of Company Common Stock duly authorized and fully paid will be issued to you as soon as practicable after all subscription funds are released to the Company from the Company’s subscription escrow account with Nexity Bank, all as described in the Subscription Agreement executed by you and in the Company’s Prospectus furnished to you. In the event that (i) the offering is canceled, or (ii) the minimum number of subscriptions (1,060,000 shares) is not obtained, or (iii) the Company shall not have received approval from the Board of Governors of the Federal Reserve System to become a bank holding company, or (iv) Northside Bank (In Organization) shall not have received final charter approval from the Georgia Department of Banking and Finance and approval for deposit insurance from the Federal Deposit Insurance Corporation, your subscription funds will be returned to you, adjusted for net profits from the investment of such funds, if any, as described in the Company’s Prospectus.

     If this acceptance is for a lesser number of shares than that number subscribed by you as indicated in your Subscription Agreement, your payment for shares of Common Stock in excess of the number of shares accepted hereby will be refunded to you by mail, without interest, within ten days after the date hereof.

Very Truly Yours, NORTHSIDE BANCSHARES, INC.
By:
Gregory Patton
President and Chief Executive Officer

     Prospective investors may rely only on the information contained in this prospectus.No one has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

     Until ___, 2005 (90 days after the date of this prospectus), all dealers that effect transfers in these securities or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

1,500,000 SHARES

NORTHSIDE BANCSHARES, INC.

A Proposed Bank Holding Company for

NORTHSIDE BANK
(In Organization)

Common Stock

_________________

PROSPECTUS
_________________

_____________ __, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     Consistent with the applicable provisions of the laws of Georgia, the Registrant’s Bylaws provide that the Registrant shall have the power to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director, officer, employee or agent is proper because he or she met the applicable standard of conduct shall be made (i) by the Board of Directors of the Registrant, (ii) in certain circumstances, by independent legal counsel in a written opinion or (iii) by the affirmative vote of a majority of the shares entitled to vote.

     In addition, Article 11 of the Registrant’s Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Registrant and to the shareholders of the Registrant for breach of a duty as a director. There is no elimination of liability for (i) a breach of duty involving appropriation of a business opportunity of the Registrant, (ii) an act or omission involving intentional misconduct or a knowing violation of law, (iii) a transaction from which the director derives an improper material tangible personal benefit or (iv) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. The Articles of Incorporation do not eliminate or limit the right of the Registrant or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

Item 25. Other Expenses Of Issuance And Distribution.

     Estimated expenses of the sale of the Registrant’s Common Stock, $1.00 par value per share, are as follows:

Securities and Exchange Commission Registration Fee	$3,000
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	10,000
Printing and Engraving Expenses	10,000
Miscellaneous	22,000
Total	$70,000

Item 26. Recent Sales of Unregistered Securities.

     On January 6, 2005, the Registrant issued to Gregory Patton, in a private placement, 10 shares of the Registrant’s Common Stock, $1.00 par value per share, for a price of $10.00 per share in connection with the organization of the Registrant. The sale to Mr. Patton was exempt from registration under the Securities Act of 1933, as amended (the “Act”) pursuant to Section 4(2) of the Act because it was a transaction by an issuer that did not involve a public offering.

Item 27. Exhibits.

Exhibit
Number	Description
3.1	Articles of Incorporation of Northside Bancshares, Inc.

3.2	Bylaws of Northside Bancshares, Inc.

4.1	Specimen Common Stock Certificate.

4.2	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common Stock.

5.1	Legal Opinion of Troutman Sanders LLP.

10.1	Employment Agreement, dated November 15, 2004, by and among Northside Bank, the organizers of the Bank Holding Company and Gregory Patton.

10.2	Organizing Line of Credit, dated September 1, 2004, between Northside Bank (in Organization), as Borrower and Nexity Bank as Lender.

10.3	Northside Bancshares, Inc. 2005 Stock Option Plan.

10.3.1	Form of Incentive Option Agreement.

10.3.2	Form of Non-qualified Option Agreement.

10.4	Form of Escrow Agreement, by and between Northside Bancshares, Inc. and Nexity Bank (included as Appendix A to the prospectus).

10.5	Form of Organizer Warrant Agreement.

23.1	Consent of Porter Keadle Moore, LLP.

23.2	Consent of Troutman Sanders LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Form of Subscription Agreement (included as Appendix B to the prospectus.

Item 28. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes as follows:

(a)(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

The Registrant hereby undertakes as follows:

     (b) (1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Adairsville, State of Georgia, on March 17, 2005.

NORTHSIDE BANCSHARES, INC.
/s/ Gregory F. Patton

Gregory F. Patton President and Chief Executive Officer (Principal Executive Officer)

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Gregory F. Patton and Barry J. Adcock and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for his or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gregory F. Patton Gregory F. Patton	President, Chief Executive Officer and Director	March 17, 2005
/s/ Barry J. Adcock Barry J. Adcock	Chief Financial Officer (Principal Accounting and Principal Financial Officer)	March 17, 2005

/s/ Paul D. Beckham Paul D. Beckham	Director	March 17, 2005

/s/ Glenn N. Burns Glenn N. Burns	Director	March 17, 2005

/s/ Eldon P. Carman Eldon P. Carman	Director	March 17, 2005

Robert J. Cox	Director

Sandra G. Doyle	Director

/s/ William B. Hix William B. Hix	Director	March 17, 2005

Signature	Title	Date
/s/ J. Wayne Lester J. Wayne Lester	Director	March 17, 2005

/s/ William P. Smith, Jr. William P. Smith, Jr.	Director	March 17, 2005

Marvin Taylor	Director

/s/ Charles Shultz Charles Shultz	Director	March 17, 2005

/s/ George Shropshire George Shropshire	Director	March 17, 2005

/s/ Orlando Wilson Orlando Wilson	Director	March 17, 2005

EXHIBIT INDEX

Exhibit
Number	Description
3.1	Articles of Incorporation of Northside Bancshares, Inc.

3.2	Bylaws of Northside Bancshares, Inc.

4.1	Specimen Common Stock Certificate.

4.2	See Exhibits 3.1 and 3.2 for provisions of the Articles of Incorporation and Bylaws defining rights of holders of the Common Stock.

5.1	Legal Opinion of Troutman Sanders LLP.

10.1	Employment Agreement, dated November 15, 2004, by and among Northside Bank, the organizers of the Bank Holding Company and Gregory Patton.

10.2	Organizing Line of Credit, dated September 1, 2005, between Northside Bank (in Organization), as Borrower and Nexity Bank as Lender.

10.3	Northside Bancshares, Inc. 2005 Stock Option Plan.

10.3.1	Form of Incentive Option Agreement.

10.3.2	Form of Non-qualified Option Agreement.

10.5	Form of Organizer Warrant Agreement.

23.1	Consent of Porter Keadle Moore, LLP.